Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196431

PROXY STATEMENT OF FNBR HOLDING CORPORATION	PROSPECTUS OF GLACIER BANCORP, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear FNBR Shareholders:

As you may know, the boards of directors of FNBR Holding Corporation and Glacier Bancorp, Inc. have agreed on a merger of FNBR with and into Glacier Bancorp. Simultaneously, First National Bank of the Rockies, FNBR’s subsidiary, will merge with and into Glacier Bank, Glacier’s subsidiary, and will continue to operate under the name and as part of “Bank of the San Juans, a division of Glacier Bank”.

Under the terms of the Plan and Agreement of Merger, dated May 8, 2014, Glacier will pay to FNBR’s shareholders, a total of 555,733 shares of Glacier common stock, plus a cash payment equal to $16,344,100, with each portion of the merger consideration being subject to adjustment as described in the attached proxy statement/prospectus.

Each outstanding share of FNBR common stock will be exchanged for a fixed number of shares of Glacier common stock and a fixed amount of cash. The total cash portion of the merger consideration will be reduced by the amount by which FNBR’s capital prior to the closing is less than $32,688,200. Assuming for purposes of illustration only that the cash payment made by Glacier is $16,344,100, you will receive a total value of $185.43 in a combination of $97.82 in cash and 3.326 shares of Glacier common stock for each of your FNBR shares. This valuation is based on the $26.34 closing price of Glacier common stock on May 28, 2014.

We will hold a special shareholders’ meeting to vote on the merger proposal. In that regard, directors, of FNBR and First National Bank of the Rockies and certain principal shareholders of FNBR, who collectively own 95% of FNBR’s outstanding common stock, have agreed in writing to vote in favor of the merger proposal. The FNBR special shareholders’ meeting will be held on July 16, 2014, at 11:00 a.m. local time, at First National Bank of the Rockies, 504 Main Street, Meeker, Colorado 81641. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed form of proxy.

On behalf of the FNBR board of directors, I recommend that you vote FOR approval of the merger.

/s/ Peter Y. Waller
Peter Y. Waller Chairman

Neither the Federal Deposit Insurance Corporation, Securities and Exchange Commission, nor any state securities commission has approved the securities to be issued by Glacier or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Glacier common stock to be issued in the merger are not savings or deposit accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Federal Deposit Insurance Fund or any other governmental agency. Such shares are not guaranteed by Glacier or FNBR and are subject to investment risk, including the possible loss of principal.

This proxy statement/prospectus is dated June 13, 2014, and is first being mailed to

FNBR shareholders on or about June 13, 2014.

FNBR HOLDING CORPORATION

2452 Highway 6 & 50

Grand Junction, Co 81505

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 16, 2014

TO THE SHAREHOLDERS OF FNBR HOLDING CORPORATION:

A special meeting of shareholders of FNBR Holding Corporation will be held on July 16, 2014, at 11:00 a.m. local time, at First National Bank of the Rockies, 504 Main Street, Meeker, Colorado 81641. The special meeting is for the following purposes:

1.	To consider and vote on a proposal to approve the Plan and Agreement of Merger, dated as of May 8, 2014, among Glacier Bancorp, Inc., Glacier Bank, FNBR Holding Corporation and First National Bank of the Rockies, under the terms of which FNBR will merge with and into Glacier, as more fully described in the accompanying proxy statement/prospectus. The merger agreement is attached as Appendix A to the proxy statement/prospectus that accompanies this notice.

2.	To approve one or more adjournments of the FNBR special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of approval of the merger.

Holders of record of FNBR common stock at the close of business on June 12, 2014, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of it. The affirmative vote of the holders of at least a majority of the shares of FNBR’s outstanding common stock is required for approval of the merger agreement. The directors of FNBR and First National Bank of the Rockies and certain principal shareholders of FNBR owning 157,965 shares (approximately 95% of outstanding shares) have signed an agreement to vote their shares in favor of the merger. As of June 12, 2014, there were 167,084.60 shares of FNBR common stock outstanding and entitled to vote at the special meeting.

FNBR shareholders have the right to dissent from the merger and obtain payment of the fair value of their FNBR shares under applicable provisions of Colorado law. A copy of the provisions regarding dissenters’ rights is attached as Appendix B to the accompanying proxy statement/prospectus. For details of your dissenters’ rights and how to exercise them, please see the discussion under “The Merger – Dissenters’ Rights of Appraisal.”

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy using the enclosed envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting. If you do not vote your shares, it will have the same effect as voting against the merger.

The board of directors of FNBR has determined that the merger agreement is fair to and in the best interests of FNBR and its shareholders and unanimously recommends that you vote FOR approval of the merger agreement.

Please do not send any certificates for your stock at this time. You will receive instructions on how to exchange your certificates soon after the merger is consummated.

By Order of the Board of Directors,

/s/ Vernon K. Cochran
Vernon K. Cochran, Secretary
Grand Junction, Colorado
June 13, 2014

WHERE YOU CAN FIND MORE INFORMATION ABOUT GLACIER

This proxy statement/prospectus incorporates important business and financial information about Glacier from documents that are not included in or delivered with this document.

Glacier files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Glacier files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Glacier’s SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov). As described below, you may also obtain the documents that Glacier is incorporating by reference into this proxy statement/prospectus from Glacier.

Glacier has filed a Registration Statement on Form S-4 to register with the SEC the shares of Glacier common stock to be issued to FNBR shareholders in the merger. This proxy statement/prospectus is part of that Registration Statement and constitutes a prospectus of Glacier in addition to being a proxy statement of FNBR for the FNBR special shareholders meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

This document incorporates important business and financial information about Glacier that is not included in or delivered with this document, including incorporating by reference documents that Glacier has previously filed with the SEC. See “Documents Incorporated by Reference” elsewhere in this document. You can obtain the documents that are incorporated by reference through Glacier or the SEC. You can obtain the documents from the SEC, as described above. These documents are also available from Glacier without charge, excluding exhibits unless Glacier has specifically incorporated such exhibits by reference in this proxy statement/prospectus. Certain reports can also be found on Glacier’s website at www.glacierbancorp.com.

You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Glacier at the following address:

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

ATTN: LeeAnn Wardinsky, Corporate Secretary

Telephone: (406) 751-4703

You will not be charged for the documents that you request. If you would like to request documents, please do so by July 8, 2014 in order to receive them before the FNBR special shareholders’ meeting.

Glacier’s common stock is traded on the NASDAQ Global Select Market under the symbol “GBCI.”

Appendix A – Plan and Agreement of Merger

Appendix B – Colorado Business Corporation Act Sections 7-113-101 through 7-113-302, Regarding Dissenter’s Rights

Appendix C – Opinion of St. Charles Capital, LLC, Financial Advisor to FNBR

i

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending you these materials to help you decide how to vote your shares of FNBR Holding Corporation (“FNBR”) with respect to the proposed merger with Glacier Bancorp, Inc. (“Glacier”). The merger cannot be completed unless FNBR receives the affirmative vote of the holders of at least a majority of the shares of FNBR’s outstanding common stock. FNBR is holding a special meeting of shareholders to vote on the proposals necessary to complete the merger. Information about the special meeting is contained in this document.

This document is both a proxy statement of FNBR and a prospectus of Glacier. It is a proxy statement because the board of directors of FNBR is soliciting proxies from FNBR shareholders. It is a prospectus because Glacier will issue its shares of common stock in exchange for shares of FNBR common stock in the merger.

What will FNBR shareholders receive in the merger?

Under the terms of the Plan and Agreement of Merger, Glacier will issue shares of its common stock and pay cash in exchange for all outstanding shares of FNBR common stock. Subject to the adjustments described below, Glacier will issue a total of 555,733 shares of common stock, and will pay $16,344,100 in cash, for all of the shares of FNBR.

The cash portion of the amount to be paid by Glacier will be subject to adjustment depending on the “FNBR Closing Capital” of FNBR immediately prior to the closing of the merger. If the FNBR Closing Capital is less than $32,688,200, Glacier will reduce the cash consideration by the amount of such deficiency. If the FNBR Closing Capital is greater than $32,688,200, FNBR may, in its sole discretion, make a special dividend to its shareholders in the amount of such excess.

The portion of the merger consideration consisting of Glacier common stock is initially set at 555,733 shares, although the number of shares may be adjusted in certain circumstances based on whether Glacier common stock is trading either higher or lower than specified prices immediately prior to the closing of the merger, in order to avoid the termination of the merger agreement.

On May 28, 2014, the closing price of Glacier’s common stock was $26.34 per share. If the “average closing price” (determined over a 20 trading day period prior to closing) of Glacier’s stock exceeds $33.82, the number of Glacier shares issued in the merger can be reduced, unless FNBR elects to allow the merger agreement to terminate. See “The Merger – Termination of the Merger Agreement.”

By voting to approve the merger agreement, FNBR shareholders will give the FNBR board of directors the authority to elect, with the advice of FNBR’s legal counsel and its financial advisor, to cause FNBR to accept a reduction in the number of Glacier shares to be issued, if the Glacier average closing price exceeds $33.82 as described above. See “The Merger – Termination of the Merger Agreement.”

What will I receive in the merger?

The merger consideration to be received by shareholders of FNBR is a pro rata interest in a pool of merger consideration consisting of 555,733 shares and $16,344,100 in cash, the stock and cash portions being subject to adjustment as described above. As of the date of this proxy statement/prospectus, there were 167,805 shares of FNBR stock outstanding.

As described above, assuming for purposes of illustration only that (i) there is no increase or reduction of the cash portion of the merger consideration, and (ii) the “average closing price” for Glacier common stock is $26.34 (the closing price for Glacier common stock on May 28, 2014), each share of FNBR common stock would receive a total value equal to $185.43, consisting of $97.82 in cash and 3.326 shares of Glacier common stock.

Generally, the cash/stock mix of merger consideration will be paid as described under “What Will I Receive in the Merger?” above – that is, $97.82 in cash and 3.326 shares of Glacier stock for each FNBR share (based on the closing price for Glacier stock on May 28, 2014).

When will the merger occur?

We presently expect to complete the merger during the third quarter of 2014. The merger will occur after approval of the shareholders of FNBR is obtained and after the merger has received regulatory approval and the other conditions to the merger are satisfied or waived. Glacier and FNBR are working toward completing the merger as quickly as possible. If the merger does not occur for any reason by November 30, 2014, either Glacier or FNBR may terminate the merger agreement.

How soon after the merger is completed can I expect to receive my cash or Glacier common stock?

Glacier will work with its exchange agent to distribute consideration payable in the merger as promptly as practicable following the completion of the merger.

Will the shares of Glacier that I receive in the merger be freely transferable?

The Glacier common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.

When and where will the special meeting take place?

FNBR will hold a special meeting of its shareholders on July 16, 2014, at 11:00 a.m. local time, at First National Bank of the Rockies, 504 Main Street, Meeker, Colorado 81641.

Who may vote at the special meeting?

The board of directors of FNBR has set June 12, 2014, as the record date for the special meeting. If you were the owner of FNBR common stock at the close of business on June 12, 2014, you may vote at the special meeting.

What vote is required to approve the merger agreement?

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of FNBR’s outstanding common stock. As described in this proxy statement, the directors of FNBR and First National Bank of the Rockies and certain principal shareholders of FNBR have agreed to vote the shares they own in favor of the merger agreement. Such persons own approximately 95% of outstanding FNBR stock.

What vote is required to approve the adjournment of the special meeting, if necessary or appropriate?

The proposal to adjourn the FNBR special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the merger, will be approved if a majority of the shares of FNBR common stock present at the special meeting, in person or by proxy, are voted in favor of the proposal.

How do I vote?

To vote, please indicate on the enclosed proxy card how you want to vote and then sign, date, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting.

Can I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your own name, you may change your vote as follows:

•	You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

•	You may complete and submit a later-dated proxy card; or

•	You may attend the meeting and vote in person. If you intend to vote in person and your shares are held by a broker, you should contact your broker for instructions.

If you choose either the first or second method above, you must submit your notice of revocation or your new proxy card to FNBR’s Secretary prior to the vote.

What happens if I return my proxy but do not indicate how to vote my shares?

If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement.

What do I need to do now?

We encourage you to read this proxy statement/prospectus in its entirety. Important information is presented in greater detail elsewhere in this document, and documents governing the merger are attached as appendices to this proxy statement/prospectus. In addition, much of the business and financial information about Glacier that may be important to you is incorporated by reference into this document from documents separately filed by Glacier with the Securities and Exchange Commission (“SEC”). This means that important disclosure obligations to you are satisfied by referring you to one or more documents separately filed with the SEC.

Following review of this proxy statement/prospectus, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares can be voted at FNBR’s special meeting of shareholders.

Should I send in my common stock certificates now?

No. Please do not send your stock certificates with your proxy card. You will receive written instructions from Glacier’s exchange agent after the merger is completed on how to exchange your common stock certificates for the merger consideration.

What risks should I consider?

You should review carefully our discussion under “Risk Factors.” You should also review the factors considered by the FNBR board of directors in approving the merger agreement. See “Background of and Reasons for the Merger.”

What are the tax consequences of the merger to me?

Glacier and FNBR expect to report the merger of FNBR with and into Glacier, and the contemporaneous merger of First National Bank of the Rockies with and into Glacier Bank, as tax-free reorganizations for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code). In connection with the filing of the registration statement of which this document is a part, Garlinton, Lohn & Robinson, PLLP, special tax counsel to Glacier, has delivered an opinion to Glacier that the merger will qualify as a reorganization under Section 368(a).

In a tax-free reorganization, a shareholder who exchanges his or her shares of common stock in an acquired company for shares of common stock in an acquiring company, plus cash, must generally recognize gain

(but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of acquiring company common stock (including any fractional shares) and cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of acquired company common stock surrendered pursuant to the merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger.

For a detailed discussion of the material United States federal income tax consequences of the merger, see “The Merger – Material Federal Income Tax Consequences of the Merger.”

We urge you to consult your tax advisor to fully understand the tax consequences of the merger to you. Tax matters are very complicated and in many cases tax consequences of the merger will depend on your particular facts and circumstances.

What do I do if I do not agree with the merger? Do I have appraisal or dissenter’s rights?

If you are a FNBR shareholder and you do not agree with the merger, vote against the merger, and take certain other actions required by Colorado law, you will have dissenter’s rights under the Colorado Business Corporation Act Sections 7-113-101 through 7-113-302. Exercise of these rights will result in the purchase of your shares at “fair value,” as determined in accordance with Colorado law. Please read the section entitled “The Merger – Dissenter’s Rights of Appraisal” for additional information.

Who can help answer my questions?

If you have questions about the merger, the meeting, or your proxy, or if you need additional copies of this document or a proxy card, you should contact:

Attn: Vernon K. Cochran

EVP/CFO

2452 Highway 6 & 50

Grand Junction, Co 81505

SUMMARY

This summary, together with the preceding section entitled “Questions and Answers about this Document and the Merger,” highlights selected information about this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and any other documents to which we refer to fully understand the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus.

Information about Glacier and FNBR

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

(406) 756-4200

Glacier, headquartered in Kalispell, Montana, is a Montana corporation, initially incorporated in Delaware in 1990, and subsequently incorporated under Montana law in 2004. Glacier is a publicly-traded company and its common stock trades on the NASDAQ Global Select Market under the symbol GBCI. Glacier provides a full range of commercial banking services from 111 locations in Montana, Idaho, Wyoming, Colorado, Utah and Washington, operating through thirteen separately branded divisions of its wholly-owned bank subsidiary, Glacier Bank. Glacier offers a wide range of banking products and services, including transaction and savings deposits, real estate, commercial, agriculture and consumer loans, mortgage origination services, and retail brokerage services. Glacier serves individuals, small to medium-sized businesses, community organizations and public entities.

As of March 31, 2014, Glacier had total assets of approximately $7.8 billion, total net loans receivable of approximately $4.0 billion, total deposits of approximately $5.6 billion and approximately $985.0 million in shareholders’ equity.

Financial and other information regarding Glacier, including risks associated with Glacier’s business, is set forth in Glacier’s annual report on Form 10-K for the year ended December 31, 2013 and quarterly report on Form 10-Q for the quarter ended March 31, 2014. Information regarding Glacier’s executive officers and directors, as well as additional information, including executive compensation and certain relationships and related transactions, is set forth or incorporated by reference in Glacier’s annual report on Form 10-K for the year ended December 31, 2013, and Glacier’s proxy statement for its 2014 annual meeting of shareholders, and the Forms 8-K filed by Glacier that are incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information About Glacier.”

FNBR Holding Corporation

Attn: Vernon K. Cochran

EVP/CFO

2452 Highway 6 & 50

Grand Junction, Co 81505

FNBR is the holding company of First National Bank of the Rockies. First National Bank of the Rockies is a national banking association headquartered in Grand Junction, Colorado. First National Bank of the Rockies offers a wide range of banking products and services, including transaction and savings deposits, commercial, consumer and real estate loans, and mortgage origination services. First National Bank of the Rockies serves individuals, small- to medium-sized businesses, community organizations and public entities.

As of March 31, 2014, FNBR and First National Bank of the Rockies, on a consolidated basis, had total assets of approximately $343.2 million, gross loans of approximately $131.6 million, total deposits of approximately $304.9 million and approximately $32.7 million in shareholders’ equity.

For additional information, see “Information Concerning FNBR.”

The Merger

The merger agreement provides for the merger of FNBR with and into Glacier, and the merger of First National Bank of the Rockies with and into Glacier Bank. In the merger, your shares of FNBR common stock will be exchanged for a combination of shares of Glacier common stock and cash. After the merger, you will no longer own shares of FNBR.

The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement in its entirety.

In the merger, Glacier will issue shares of its common stock and pay cash for all shares of FNBR common stock outstanding as of the date of the closing of the merger.

If you do not provide notice of dissent, you will receive, for each share of FNBR common stock that you own, a fixed number of shares of Glacier common stock and a fixed amount of cash, without interest.

The total merger consideration that Glacier will pay for the shares of FNBR will be as follows:

•	Stock Portion: Glacier will issue a total of 555,773 shares of its common stock, subject to adjustment in the event that the average closing price for Glacier common stock prior to closing is less than $25.00 or more than $33.82. Assuming that the number of currently outstanding shares of FNBR (167,085) does not change prior to the closing of the merger, and assuming that the “average closing price” of Glacier common stock is $26.34 (based on the per share closing price of Glacier common stock on May 28, 2014), FNBR shareholders would receive 3.326 shares of Glacier common stock for each share of FNBR common stock. However, Glacier will not issue fractional shares, and will pay cash in lieu of such fractional shares, as described under “The Merger – Fractional Shares.”

•	Cash Portion: Glacier will pay $16,344,100 in cash, subject to reduction, by the amount (if any) by which the “FNBR Closing Capital” of FNBR, as defined in the merger agreement, is less than $32,688,200. Generally speaking, the “FNBR Closing Capital” means FNBR’s capital stock, surplus and retained earnings, after giving effect to specified adjustment. Assuming there is no reduction in the cash portion of the merger consideration, FNBR shareholders will receive $97.82 in cash for each share of FNBR common stock.

The actual total amount of cash to be paid cannot be determined until shortly before the effective date of the merger. Accordingly, the actual amount of cash that you will receive for each of your FNBR shares will not be determined until shortly before the closing of the merger.

Recommendation of FNBR Board of Directors

FNBR’s board of directors unanimously recommends that holder of FNBR common stock vote “FOR” the proposal to approve the merger agreement.

For further discussion of FNBR’s reasons for the merger and the recommendations of FNBR’s board of directors, see “Background of and Reasons for the Merger – Recommendation of the FNBR Board.”

Opinion of FNBR’s Financial Advisor

St. Charles Capital, LLC (“St. Charles”) has served as financial advisor to FNBR in connection with the merger and has given an opinion to FNBR’s board of directors that, as of April 24, 2014, the consideration that FNBR’s shareholders will receive for their FNBR shares in the merger is fair, from a financial point of view, to FNBR shareholders.

A copy of the opinion delivered by St. Charles is attached to this document as Appendix C. You should read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by St. Charles in providing its opinion.

The opinion is addressed to FNBR’s board of directors and is directed only to the fairness of the per share consideration to the holders of FNBR’s common stock from a financial point of view. It does not address the underlying business decision of FNBR to engage in the merger or any other aspect of the merger and is not a recommendation as to how any FNBR shareholder should vote with respect to the merger.

For further information, see “Background of and Reasons for the Merger – Opinion of Financial Advisor to FNBR.”

Interests of FNBR Directors and Executive Officers in the Merger

When you consider the unanimous recommendation of FNBR’s board of directors that FNBR’s shareholders approve the merger agreement, you should be aware that certain members of FNBR management have interests in the merger that are different from, or in addition to, their interests as FNBR shareholders. These interests arise out of, among other things, provisions in the merger agreement relating to indemnification of FNBR directors. For a description of the interests of FNBR’s directors and executive officers in the merger, see “The Merger – Interests of Certain Persons in the Merger.”

The FNBR board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

FNBR Shareholders Dissenters’ Rights

Under Colorado law, FNBR shareholders have the right to dissent from the merger and receive cash for the fair value of their shares of FNBR common stock. A shareholder electing to dissent must strictly comply with all the procedures required by the Colorado statutes. These procedures are described later in this document, and a copy of the relevant statutory provisions is attached as Appendix B. For more information on dissenters rights, see “The Merger – Dissenters’ Rights of Appraisal.”

Regulatory Matters

Each of Glacier and FNBR has agreed to use its reasonable best efforts to obtain all regulatory approvals required to complete the merger agreement and the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Bank of Minneapolis, the Federal Deposit Insurance Corporation, and the Commissioner of the Montana Division of Banking and Financial Institutions. Applications have been filed with these regulatory bodies seeking such approvals. We expect to obtain all such regulatory approvals, although we cannot be certain if or when we will obtain them. See “The Merger – Regulatory Requirements.”

Conditions to Completion of the Merger

Currently, Glacier and FNBR expect to complete the merger during the third quarter of 2014. As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Neither Glacier nor FNBR can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived. See “The Merger – Conditions to the Merger.”

Termination of the Merger Agreement

The merger agreement provides that either Glacier or FNBR may terminate the merger either before or after the FNBR special meeting, under certain circumstances. Among other things, the merger agreement provides that Glacier may terminate the merger agreement if the average trading price of its stock, determined pursuant to the merger agreement, is above a specified amount, unless FNBR agrees to accept a reduced number of Glacier shares, and that FNBR may terminate the merger agreement if the average trading price of Glacier stock is below a specified amount, unless Glacier agrees to increase the number of its shares to be issued to FNBR shareholders. See “The Merger – Termination of the Merger Agreement.”

Termination Fees

If either party terminates the merger agreement due to specified breaches of the merger agreement by the other party, the breaching party will be required to pay the non-breaching party a termination fee of $300,000. See “The Merger – Termination Fees.”

Break-Up Fee

The merger agreement provides that FNBR must pay Glacier a break-up fee of $1,630,000, if the merger agreement is terminated due to the failure of FNBR to recommend approval of the merger by its shareholders, or is terminated due to the receipt of a “superior acquisition proposal” as defined in the merger agreement which is acted upon by FNBR. It should be noted, however, that the failure of FNBR’s shareholders to approve the merger would not in and of itself trigger the obligation to pay the break-up fee, unless one of the foregoing factors also exists.

FNBR agreed to pay the break-up fee under the circumstances described above in order to induce Glacier to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire FNBR. See “The Merger – Break-up Fee.”

FNBR Shareholders’ Rights After the Merger

The rights of FNBR shareholders are governed by Colorado law, as well as by FNBR’s articles of incorporation and bylaws. After completion of the merger, the rights of the former FNBR shareholders receiving Glacier common stock in the merger will be governed by Montana law, and by Glacier’s articles of incorporation and bylaws. Although Glacier’s articles of incorporation and bylaws are similar in many ways to FNBR’s articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of FNBR shareholders. See “Comparison of Certain Rights of Holders of Glacier and FNBR Common Stock.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements,” you should consider the matters described below carefully in determining whether to approve the merger agreement and the transactions contemplated by the merger agreement.

Risks Associated with the Proposed Merger

Because the market price of the Glacier common stock may fluctuate, you cannot be sure of the value of the shares of Glacier common stock that you will receive.

Although the number of shares of Glacier common stock that will constitute the stock portion of the merger consideration that will be exchanged for a share of FNBR is fixed, at the time of the FNBR special shareholder meeting, and prior to the closing of the merger, you will not be able to determine the value of the Glacier common stock you would receive upon completion of the merger. Any change in the market price of Glacier common stock prior to completion of the merger will affect the value of the merger consideration that FNBR shareholders will receive upon completion of the merger. Common stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Glacier’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Glacier or FNBR. You should obtain current market prices for Glacier common stock.

The merger agreement provides that the number of shares of Glacier common stock to be issued in the merger may be decreased or increased, as the case may be, if the average trading price of Glacier common stock, determined pursuant to the merger agreement, is greater than or less than specified amounts. The FNBR board of directors would make the decision, without resoliciting the vote of FNBR shareholders, to either terminate the merger agreement or accept a decrease in the number of Glacier shares to be issued if Glacier’s average trading price is greater than a specified amount. See “The Merger – Termination of the Merger Agreement.”

The merger agreement limits FNBR’s ability to pursue other transactions and provides for the payment of a break-up fee if FNBR does so.

While the merger agreement is in effect and subject to very narrow exceptions, FNBR and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits FNBR’s ability to seek offers that may be superior from a financial point of view from other possible acquirers. If FNBR receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Glacier and the merger agreement is terminated, FNBR may be required to pay a $1,630,000 break-up fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

Under certain conditions, the merger agreement requires FNBR to pay a termination fee.

Under certain circumstances (generally involving FNBR’s breach of its representations and covenants in the merger agreement), Glacier can terminate the merger agreement and require FNBR to pay a termination fee of $300,000.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Glacier and FNBR have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration of First National Bank of the Rockies into Glacier Bank could result in the loss of key employees, the disruption of the ongoing business of First National Bank of the Rockies or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of First National Bank of the Rockies.

Unanticipated costs relating to the merger could reduce Glacier’s future earnings per share.

Glacier believes that it has reasonably estimated the likely costs of integrating the operations of First National Bank of the Rockies into Glacier Bank, and the incremental costs of operating as a combined financial institution. However, it is possible that unexpected transaction costs or future operating expenses, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Glacier after the merger. If the merger is completed and unexpected costs are incurred, the merger could have a dilutive effect on Glacier’s earnings per share, meaning earnings per share could be less than if the merger had not been completed.

Glacier has various anti-takeover measures that could impede a takeover.

Glacier has various anti-takeover measures in place, which are described elsewhere in this document. Any one or more of these measures may impede the takeover of Glacier without the approval of the Glacier board of directors and may prevent you from taking part in a transaction in which you could realize a premium over the current market price of Glacier common stock. See “Comparison of Certain Rights of Holders of Glacier and FNBR Common Stock.”

Risks Associated with Glacier’s Business

Glacier is, and will continue to be, subject to the risks described in Glacier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and subsequent Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference” and “Where You Can Find More Information About Glacier” included elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Glacier’s and FNBR’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements:

•	the merger may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received on a timely basis or at all;

•	Glacier’s stock price could change before closing of the merger, due to among other things stock market movements and the performance of financial companies and peer group companies, over which Glacier has no control;

•	benefits from the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree competition in the geographic and business areas in which Glacier and FNBR operate;

•	FNBR’s business may not be integrated into Glacier’s successfully, or such integration may take longer to accomplish than expected;

•	the anticipated growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Glacier’s reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Glacier or FNBR or any person acting on behalf of Glacier or FNBR are expressly qualified in their entirety by the cautionary statements above. Neither Glacier nor FNBR undertakes any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GLACIER

The following table presents selected consolidated financial information of Glacier for the fiscal years ended December 31, 2013, 2012, 2011, 2010 and 2009. The consolidated financial information of and for the three months ended March 31, 2014 and 2013 are derived from unaudited condensed consolidated financial statements, has been prepared on the same basis as the historical information derived from audited consolidated financial statements and, in the opinion of Glacier’s management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data at or for those dates. The results of operation for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2014. The consolidated financial data below should be read in conjunction with the consolidated financial statements and notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information About Glacier.”

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	At or for the Fiscal Years Ended December 31
			2013	2012	2011	2010	2009
			Dollars in thousands, except per share data
Summary of Operations:
Interest income	$74,087	$57,955	$263,576	$253,757	$280,109	$288,402	$302,494
Interest expense	6,640	7,458	28,758	35,714	44,494	53,634	57,167

Net interest income	67,447	50,497	234,818	218,043	235,615	234,768	245,327
Provision for loan losses	1,122	2,100	6,887	21,525	64,500	84,693	124,618

Net interest income after provision for loan losses	66,325	48,397	227,931	196,518	171,115	150,075	120,709
Noninterest income	19,388	22,950	93,047	91,496	78,199	87,546	86,474
Noninterest expenses(1)	50,070	43,434	195,317	193,421	191,965	187,948	168,818

Pre-tax net income(1)	35,643	27,913	125,661	94,593	57,349	49,673	38,365
Taxes(1)	8,913	7,145	30,017	19,077	7,265	7,343	3,991

Net income(1)	26,730	$20,768	$95,644	$75,516	$50,084	$42,330	$34,374

Basic earnings per share(1)	$0.36	$0.29	$1.31	$1.05	$0.70	$0.61	$0.56
Diluted earnings per share(1)	$0.36	$0.29	$1.31	$1.05	$0.70	$0.61	$0.56
Cash dividends per share	$0.16	$0.14	$0.60	$0.53	$0.52	$0.52	$0.52
Statement of Financial Conditions:
Total assets	$7,830,723	$7,609,237	$7,884,350	$7,747,440	$7,187,906	$6,759,287	$6,191,795
Net loans receivable	3,957,900	3,273,010	3,932,487	3,266,571	3,328,619	3,612,182	3,920,988
Total deposits	5,624,465	5,373,215	5,579,967	5,364,461	4,821,213	4,521,902	4,100,152
Total borrowings	1,147,732	1,250,239	1,287,525	1,421,971	1,462,959	1,359,681	1,366,606
Shareholder’s equity	984,960	914,280	963,250	900,949	850,227	838,204	685,890
Book value per share	$13.23	$12.70	$12.95	$12.52	$11.82	$11.66	$11.13
Key Operating Ratios:
Return on average assets(1)	1.39%	1.11%	1.23%	1.01%	0.72%	0.67%	0.60%
Return on average equity(1)	11.04%	9.20%	10.22%	8.54%	5.78%	5.18%	4.97%
Average equity to average assets	12.56%	12.07%	11.99%	11.84%	12.39%	12.69%	12.16%

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	At or for the Fiscal Years Ended December 31
			2013	2012	2011	2010	2009
			Dollars in thousands, except per share data
Net interest margin (tax equivalent)	4.02%	3.14%	3.48%	3.37%	3.89%	4.21%	4.82%
Non-performing over subsidiary assets	1.37%	1.79%	1.39%	1.87%	2.92%	3.91%	4.13%
Dividend payout ratio(1)	44.44%	48.28%	45.80%	50.48%	74.29%	85.25%	92.86%

(1)	Excludes 2011 goodwill impairment charge of $32.6 million ($40.2 million pre-tax). For additional information on the goodwill impairment charge see “Non-GAAP Financial Matters” below.

Non-GAAP Financial Measures

In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the table above contains certain non-GAAP financial measures. Glacier believes that providing these non-GAAP financial measures provides investors with information useful in understanding Glacier’s financial performance, performance trends, and financial position. While Glacier uses these non-GAAP measures in its analysis of Glacier’s performance, this information should not be considered an alternative to measurements required by GAAP.

	Year ended December 31, 2011
(Dollars in thousands, except per share data)	GAAP	Goodwill Impairment Charge, Net of Tax	Non-GAAP
Non-interest expense	$232,124	(40,159)	191,965
Income before income taxes	$17,190	40,159	57,349
Income tax expense	$(281)	7,546	7,265
Net income	$17,471	32,613	50,084
Basic earnings per share	$0.24	0.46	0.70
Diluted earnings per share	$0.24	0.46	0.70
Return on average assets	0.25%	0.47%	0.72%
Return on average equity	2.04%	3.74%	5.78%
Dividend payout ratio	216.67%	(142.38)%	74.29%

The reconciling item between the GAAP and non-GAAP financial measures was the third quarter of 2011 goodwill impairment charge (net of tax) of $32.6 million.

•	The goodwill impairment charge was $40.2 million with a tax benefit of $7.6 million which resulted in a goodwill impairment charge (net of tax) of $32.6 million. The tax benefit applied only to the $19.4 million of goodwill associated with taxable acquisitions and was determined based on Glacier’s marginal income tax rate of 38.9%.

•	The basic and diluted earnings per share reconciling items were determined based on the goodwill impairment charge (net of tax) divided by the weighted average diluted shares of 71,915,073.

•	The goodwill impairment charge (net of tax) was included in determining earnings for both the GAAP return on average assets and GAAP return on average equity. The average assets used in the GAAP and non-GAAP return on average assets ratios were $6.9 billion and $6.9 billion, respectively, for the year ended December 31, 2011. The average equity used in the GAAP and non-GAAP return on average equity ratios were $858 million and $866 million, respectively, for the year ended December 31, 2011.

•	The dividend payout ratio is calculated by dividing dividends declared per share by basic earnings per share. The non-GAAP dividend payout ratio uses the non-GAAP basic earnings per share for calculating the ratio.

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

Glacier Common Stock

Glacier common stock is quoted on The NASDAQ Global Select Market under the symbol “GBCI.” The following table sets forth for the periods indicated:

•	the high and low sale prices for Glacier common stock as reported on The NASDAQ Global Select Market, and

•	dividends per share on Glacier common stock.

	High	Low	Cash Dividends Declared

2011
First quarter	$15.94	$14.09	$0.13
Second quarter	$15.29	$12.97	$0.13
Third quarter	$13.75	$9.23	$0.13
Fourth quarter	$12.51	$9.09	$0.13

2012
First quarter	$15.50	$12.43	$0.13
Second quarter	$15.46	$13.66	$0.13
Third quarter	$16.17	$14.93	$0.13
Fourth quarter	$15.53	$13.43	$0.14

2013
First quarter	$18.98	$15.19	$0.14
Second quarter	$22.43	$17.44	$0.15
Third quarter	$25.05	$22.59	$0.15
Fourth quarter	$30.87	$24.23	$0.16

2014
First quarter	$30.79	$25.05	$0.16
Second quarter (through May 28)	$29.68	$24.44	$0.00

At June 11, 2014, the 74,467,662 outstanding shares of Glacier common stock were held by approximately 19,587 holders of record.

FNBR Common Stock

Presently, no active trading market exists for the FNBR common stock and other than trades between current FNBR shareholders, there have been no private sales of FNBR common stock in the last 10 years. If FNBR was to remain independent, management of FNBR does not expect that a market for FNBR common stock would develop. No registered broker/dealer makes a market in FNBR common stock, and FNBR common stock is not listed or quoted on any stock exchange or automated quotation system. FNBR acts as its own transfer agent and registrar.

Occasionally, management of FNBR becomes aware of trades of private sales of its common stock and the prices at which these trades were executed. In the 2012-2013 timeframe there were a limited number of stock transactions, primarily comprised of either inter-family transfers for no consideration, issuances to employees at pre-established plan prices, or buy backs by FNBR at set price determined annually by FNBR.

At June 12, 2014, the 167,084.60 outstanding shares of FNBR common stock were held by approximately 36 holders of record.

FNBR HOLDING CORPORATION SPECIAL SHAREHOLDERS’ MEETING

Date, Time, Place

The FNBR special meeting of shareholders will be held on July 16, 2014, at 11:00 a.m. local time, at First National Bank of the Rockies, 504 Main Street, Meeker, Colorado 81641.

As described below under “Vote Required and Quorum,” approval of the merger agreement requires the affirmative vote of at least a majority of the shares of FNBR’s outstanding common stock. The proposal to adjourn the special meeting, if necessary or appropriate, including adjournments to solicit additional proxies, requires the approval of a majority of FNBR common stock present at the special meeting, in person or by proxy.

Purpose

At the special meeting, FNBR shareholders will:

•	consider and vote on a proposal to approve the merger, and

•	if necessary, consider and act upon a proposal to adjourn the special meeting to allow additional time to solicit proxies.

Record Date; Shares Outstanding and Entitled to Vote

The FNBR board of directors has fixed 5:00 p.m. local time on June 12, 2014 as the record date for determining the holders of shares of FNBR common stock entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 167,084.60 shares of common stock issued and outstanding and held by approximately 36 holders of record. Holders of record of FNBR common stock on the record date are entitled to one vote per share and are also entitled to exercise dissenters’ rights if certain procedures are followed. See “The Merger – Dissenters’ Rights of Appraisal” and Appendix B.

The directors of FNBR and First National Bank of the Rockies and certain principal shareholders of FNBR have agreed to vote all shares held or controlled by them in favor of approval of the merger. A total of 157,965 outstanding shares, or approximately 95% of the outstanding shares of FNBR common stock, are covered by the voting agreement. See “The Merger – Interests of Certain Persons in the Merger –Voting Agreement.”

Vote Required and Quorum

The affirmative vote of the holders of at least a majority of the shares of FNBR’s outstanding common stock is required to approve the merger. At least a majority of the total outstanding shares of FNBR common stock must be present, either in person or by proxy, in order to constitute a quorum for the meeting. For purposes of determining a quorum, abstentions and broker nonvotes (that is, proxies from brokers or nominees, indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting.

For voting purposes, however, only shares actually voted for the approval of the merger agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the merger agreement is approved by the holders of FNBR common stock. As a result, abstentions and broker nonvotes will have the same effect as votes against approval of the merger agreement.

The proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the merger, will be approved by a majority of the votes present, in person or by proxy, at the special meeting, assuming a quorum is present at the special meeting. If less than a quorum is represented at the special meeting, a majority of the shares so represented may adjourn the special meeting for a period not to exceed 60 days at any one adjournment.

Voting, Solicitation, and Revocation of Proxies

If the enclosed proxy card is duly executed and received in time for the special meeting, it will be voted in accordance with the instructions given. If the proxy card is duly executed and received but no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy for the approval of the merger and in the proxy holder’s discretion on any other matter properly coming before the meeting. Any proxy given by a shareholder may be revoked before its exercise by:

•	written notice to the Secretary of FNBR;

•	a later-dated proxy; or

•	appearing and voting at the special meeting in person.

FNBR is soliciting the proxy for the special meeting on behalf of the FNBR board of directors. FNBR will bear the cost of solicitation of proxies from its shareholders. In addition to using the mail, FNBR may solicit proxies by personal interview, telephone, and facsimile. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. FNBR does not expect to pay any compensation for the solicitation of proxies. However, FNBR will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

Voting in Person at the Special Meeting

Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to vote your shares in person, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

Beneficial Owner. Shares held in street name may be voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

During 2013, the directors of FNBR discussed and considered strategic alternatives to enhance shareholder value and achieve future shareholder liquidity. They identified Glacier, among other entities, as an attractive future merger partner in view of Glacier’s successful track record with other acquisitions, its emphasis on locally managed community banking, and its strong financial performance. On October 9, 2013, FNBR engaged St. Charles Capital, LLC (“St. Charles”) to provide advisory services to FNBR in its discussions with Glacier and to consider and possibly pursue other alternatives.

After being engaged, St. Charles contacted Glacier’s investment banking advisor, D.A. Davidson & Co. (“Davidson”) to provide information required to enable Glacier to submit an indication of interest. On October 31, 2013, FNBR signed a non-disclosure agreement with Glacier for the confidential exchange of nonpublic information in connection with a possible transaction. Thereafter, Davidson delivered a due diligence request list identifying the financial and operational information that Glacier would require in order to submit a preliminary proposal.

From November 1 to November 22, 2013, FNBR provided Glacier with supplemental information regarding its business, markets, operations, and financial results, condition and prospects. On November 20, 2013 Peter Waller, President and CEO of FNBR and Kevin Cochran, Chief Financial Officer of FNBR, met in Kalispell, Montana with Michael Blodnick, CEO of Glacier, to become acquainted and to discuss each organization’s approach to community banking and to share financial and operational information.

On November 22, 2013 Glacier presented an indication of interest proposal with the total transaction value of approximately $29.7 million based on FNBR’s financial condition as of September 30. The directors of FNBR met on November 25, 2013 to review the proposal and determined to contact other additional parties. During December of 2013, St. Charles contacted eight other parties regarding a potential merger with FNBR. As a result of its marketing process, FNBR received one proposal which the board of directors deemed as an inferior offer to Glacier’s. On January 7, St. Charles contacted Davidson to re-engage in conversations regarding Glacier’s proposal.

On January 15, following consultation between Mr. Blodnick and Glacier board members, Glacier delivered a nonbinding Term Sheet setting forth the proposed terms of the merger, including total consideration of $31.1 million based on the estimated consolidated tangible equity of FNBR as of December 31. The parties and their legal and financial advisors further negotiated the wording of several aspects of the Term Sheet, and on January 17 Mr. Blodnick and Mr. Waller signed the Term Sheet.

Between January and April of 2014, Glacier, FNBR, First National Bank of the Rockies (the “Bank”), and their respective financial and legal advisors conducted appropriate due diligence and drafted and negotiated the merger agreement and related ancillary agreements. Glacier’s due diligence review included an extensive loan due diligence review conducted by DLS Consulting and supported by Glacier’s Chief Credit Officer. Following receipt of FNBR’s March 31, 2014 financial statements, the parties updated the merger consideration as set forth in the merger agreement to reflect the consolidated tangible equity of FNBR as of March 31.

On April 24, the board of directors of FNBR, together with its legal counsel and St. Charles, met to consider approval of the merger agreement. St. Charles presented its analysis and opinion as to the fairness of the merger, from a financial point of view. Among other matters considered, the FNBR board of directors reviewed the specific terms of the merger agreement, the form and value of the consideration to be received by shareholders, the price and historical performance of Glacier stock, and the current market conditions, and the implications of the merger to the Bank’s employees, customers, and communities. After due consideration of these and other matters, and taking into consideration the fairness opinion delivered by St. Charles, FNBR’ Board of Directors unanimously approved entering into the merger agreement.

On May 7, the Board of Directors of Glacier, together with its legal counsel and Davidson, met to consider approval of the merger agreement. Davidson presented updated pro forma financial analyses and Glacier’s counsel presented a review of the key terms of the merger documents. Among other matters discussed, the board and Glacier’s advisors discussed the results of due diligence reviews, the terms of the merger agreement and ancillary documents, key pricing metrics, the pro forma financial impact of the merger to Glacier’s shareholders, risks of the merger, and the timing and process for consummation of the merger, including the results of preliminary discussions with bank regulators. After due consideration of these and other matters, the Glacier Board of Directors unanimously approved entering into the merger agreement.

On May 8, the parties executed the merger agreement and related documents. After the close of business on May 8, the parties issued a joint press release announcing the merger.

Reasons For The Merger – FNBR

At the board meeting held on April 24, 2014, the FNBR board of directors unanimously determined that the terms of the merger agreement were in the best interests of FNBR and its shareholders. In the course of reaching its decision to approve the merger agreement, the FNBR board of directors consulted with St. Charles Capital, its financial advisor, and Swift & Bramer, LLC, its legal counsel. In reaching its determination, the FNBR board of directors considered a number of factors. Such factors also constituted the reasons that the board of directors determined to approve the merger and to recommend that FNBR shareholders vote in favor of the merger. Such reasons included the following:

•	the terms of the merger agreement and the value, form and mix of consideration to be received by FNBR shareholders in the merger;

•	the historical trading ranges for Glacier common stock;

•	the historic and prospective business of FNBR;

•	the likely impact of the merger on the employees and customers of the Bank;

•	the future employment opportunities for the existing employees of the Bank;

•	information concerning Glacier’s financial condition and results of operations as well as the likelihood that Glacier would be able to obtain regulatory approval for the merger;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed acquisition by with Glacier;

•	the opinion of St. Charles Capital that the merger consideration to be received by FNBR shareholders in the merger is fair from a financial point of view;

•	the expectation that FNBR shareholders would have the opportunity to continue to participate in the growth of the combined company and would also greatly benefit from the significantly greater liquidity of the trading market for Glacier common stock;

•	that Glacier has historically paid cash dividends on its common stock;

•	the fact that Glacier’s common stock is widely held and has an active trading market; whereas, FNBR’s stock is illiquid and is not publicly traded;

•	the effects of the economic, regulatory and market pressures facing FNBR and community banks generally and the Bank’s prospects as an independent bank;

•	the determination that a business combination with Glacier would extend FNBR’s lending capabilities and increase the range of financial products and services available to the Bank;

•	the provisions in the merger agreement that provide for the ability of the FNBR board of directors to respond to an unsolicited acquisition proposal that the board of directors determines in good faith is a superior proposal as defined in the merger agreement;

•	the provisions of the merger agreement that provide for the ability of the FNBR board of directors to terminate the merger agreement, subject to certain conditions including the payment of a break-up fee, if FNBR has entered into a letter of intent or other agreement with respect to a superior proposal;

•	the broad experience of Glacier’s management team and its particular experience in managing and supporting subsidiary banks that have an emphasis on local decision making and authority;

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

•	FNBR’s board of director’s understanding of the business, operations, financial conditions, earnings, management and future prospects of Glacier, and

•	the current and prospective economic and competitive environment facing the financial services industry generally, including continued consolidation in the industry and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long-term.

The FNBR board of directors also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the merger agreement, including the following:

•	that a portion of the merger consideration will be paid through the issuance of a fixed number of shares of Glacier common stock and any decrease in the market price of Glacier common stock will result in a reduction in the aggregate merger consideration to be received by FNBR shareholders at the time of completion of the merger subject to the adjustment procedures described under “The Merger – Termination of the Merger Agreement”;

•	that FNBR shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger;

•	that the “break-up” fee provisions in the merger agreement could have the effect of discouraging superior proposals for a business combination between FNBR and third parties;

•	the possible disruption to FNBR’s business that may result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of FNBR’s business; and

•	the restrictions contained in the merger agreement on the operation of FNBR’s business during the period between signing of the merger agreement and completion of the merger, as well as the other covenants and agreements of FNBR contained in the merger agreement.

The foregoing discussion of the reasons that led the FNBR board of directors to approve the merger and recommend that FNBR’s shareholders vote in favor of the merger is not intended to be exhaustive, but is believed to include all of the material reasons for the board of directors’ decision. In reaching its determination to approve and recommend the transaction, the FNBR board based its recommendation on the totality of the information presented to it and did not assign any relative or specific weights to the reasons considered in reaching that determination. Individual directors may have given differing weights to different reasons. After deliberating with respect to the merger with Glacier, considering, among other things, the matters discussed above and the opinion of St. Charles Capital referred to above, the FNBR board of directors unanimously approved and adopted the merger agreement and the merger with Glacier as being in the best interests of FNBR and its shareholders.

Opinion of Financial Advisor to FNBR

The fairness opinion delivered to FNBR by St. Charles is described below. The description contains projections, estimates and/or other forward-looking statements of St. Charles about the future earnings or other measures of the future performance of FNBR. You should not rely on any of these statements as having been made or adopted by FNBR or Glacier Bancorp, Inc.

General. FNBR engaged St. Charles on October 9, 2013 to provide investment banking services to the board of directors of FNBR including the rendering of an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of FNBR common stock in connection with the proposed merger with Glacier as set forth in the merger agreement. St. Charles, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with sales and acquisitions, private placements and valuations for estate, corporate and other purposes.

On April 24, 2014, St. Charles delivered its written opinion that the merger consideration, before various potential adjustments, was fair to the FNBR shareholders, from a financial point of view, as of the date of such opinion.

The full text of St. Charles’ written opinion to FNBR’s board of directors, which sets forth the assumptions made, matters considered, and extent of review by St. Charles, is attached as Appendix C, and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of St. Charles’ opinion is qualified in its entirety by reference to the full text of the opinion. St. Charles’ opinion is addressed to FNBR’s board of directors and does not constitute a recommendation to any shareholder of FNBR as to how such shareholder should vote at the special meeting described in this proxy statement.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following:

(i)	The draft Agreement dated as of April 22, 2014, including the exhibits and schedules thereto;

(ii)	certain financial statements and other financial information of FNBR, including the Audited Financial Statements for FNBR and the Bank for the each of the years in the two year period ended December 31, 2012, Regulatory Financial Statements of the Bank for each of the years in the three year period ended December 31, 2013, and internal financial statements for FNBR and the Bank for the Quarter ended March 31, 2014 and March 31, 2013;

(iii)	certain other internal information, primarily financial in nature, including projections concerning the business and operations of FNBR and the Bank furnished to us by FNBR for purposes of our analysis;

(iv)	the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of FNBR;

(v)	certain publicly available information with respect to certain other companies that we believe to be comparable to FNBR, and the trading markets for such other companies’ securities;

(vi)	certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;

(vii)	certain publicly available information concerning Glacier;

(viii)	the economic, banking and competitive climate for banking institutions in Colorado;

(ix)	the business and prospects of FNBR through meetings and discussions with certain officers and employees of FNBR; and

(x)	other matters we believe relevant to our inquiry.

The written opinion provided by St. Charles to FNBR was necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof. In connection with its review and arriving at its opinion, St. Charles relied upon the accuracy and completeness of the financial information and other pertinent information provided by FNBR and Glacier to St. Charles for purposes of rendering its opinion. St. Charles did not assume any obligation to verify independently any of the provided information as being complete and accurate in all material respects. With regard to the various financial forecasts developed by the Company, St. Charles assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of management as to the future performance of FNBR and that the projections provided a reasonable basis upon which St. Charles could formulate its opinion. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing FNBR. Accordingly, actual results could vary significantly from those set forth in the respective projections.

St. Charles does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for FNBR are adequate to cover such losses. In addition, St. Charles does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of FNBR, nor was St. Charles provided with such appraisals. Furthermore, St. Charles assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by FNBR, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. St. Charles assumes that the merger will be recorded as a “purchase” in accordance with generally accepted accounting principles.

In connection with rendering its April 24, 2014 opinion to board of directors of FNBR, St. Charles performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by St. Charles. Moreover, St. Charles believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more important, the opinion derived from them. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, St. Charles also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, St. Charles drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in St. Charles’ analyses were not necessarily indicative of actual future results or values, which may diverge significantly more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or to reflect necessarily the prices at which companies or their respective securities actually may be sold. None of the analyses performed by St. Charles were assigned a greater significance by St. Charles than any other in deriving its opinion.

Estimated Merger Consideration. Subject to potential adjustments as outlined in the merger agreement, Glacier will issue 555,733 shares of its common stock and pay $16,344,100 million in cash in exchange for all outstanding shares of FNBR’s common stock. Each holder of FNBR common stock will receive approximately $97.82 in cash and approximately 3.326 shares of Glacier common stock.

Assuming a $29.41 average closing price for Glacier, each holder of FNBR’s common stock will receive total merger consideration of approximately $195.64 per FNBR common stock, excluding potential transaction adjustments including changes to equity value, representing 100.0% of FNBR’s equity value as of March 31, 2014.

If the 20 day average closing price for Glacier is less than $25.00 or more than $33.82 per share, the total merger consideration will potentially be adjusted as outlined in the merger agreement and summarized below:

•	If 20 day average closing price is above $33.82, then the stock portion of the merger consideration would be fixed at $18,794,890 million resulting in total merger consideration of approximately $210.31 per FNBR common stock.

•	If 20 day average closing price is below $23.53, then the stock portion of the merger consideration would be fixed at $13,076,397 million resulting in total merger consideration of $176.08 per FNBR common stock.

•	If 20 day average closing price is between $23.53 and $25.00, then additional shares may be issued relative to a predetermined bank index.

Comparable transaction analysis – National. St. Charles reviewed and compared actual information for a group of 11 guideline comparable merger transactions, announced since January 1, 2011, deemed pertinent to an analysis of the merger. The transactions in this guideline comparable group were chosen based on the following parameters:

•	bank acquisitions with the target’s asset size between $100 million and $600 million;

•	bank acquisitions with the target’s after-tax return on average assets (“ROAA”) between 0.0% and 0.5%;

•	bank acquisitions with the target’s non-performing assets to total assets ratio below 4.0%;

•	bank acquisitions with the target’s equity to assets ratio greater than 7.0%; and

•	bank acquisitions with targets located outside top 50 metropolitan statistical areas (“MSAs”).

The following table represents a summary analysis for the national comparable merger transaction group and FNBR based on publicly announced transaction data:

FNBR Merger Consideration	National M&A Median	National M&A Mean
$23.53 Glacier Price(1)	$29.41 Glacier Price(1)	$33.82 Glacier Price(1)
Total Assets ($000)	$343,229	$163,862	$187,796
Equity/ Assets	9.5%	10.1%	10.9%
Tangible Equity/ Assets	9.5%	10.1%	10.9%
Non-performing Assets/ Assets	2.3%	1.9%	1.9%
Return on Average Assets	0.2	%(2)	0.3%	0.2%
Price/ Earnings	37.9	x(2)	42.1	x(2)	45.3	x(2)	33.0	x	37.5	x
Price/ Book Value	90.0%	100.0%	107.5%	89.8%	101.5%
Price/ Tangible Book Value	90.0%	100.0%	107.5%	90.0%	102.1%
Premium/ Deposits	(1.1)%	0.0%	0.8%	(1.6)%	0.3%

(1)	FNBR’s financials statistics and multiples are for the twelve months ended March 31, 2014. Multiples do not include potential increase in book value from earnings to close and other potential transaction adjustments.
(2)	FNBR’s earnings adjusted for reverse provision expense, income tax benefit, gains and losses on OREO and securities, and extraordinary OREO and legal expense.

St. Charles’ analysis of these national comparable merger transactions implied a reference valuation range for FNBR of between $174.26 and $201.78 per share.

Comparable transaction analysis - Regional. St. Charles reviewed and compared actual information for a group of six guideline comparable regional merger transactions, announced since January 1, 2011, deemed pertinent to an analysis of the merger. The transactions in this guideline comparable group were chosen based on the following parameters:

•	bank acquisitions with the target’s asset size between $50 million and $1 billion;

•	bank acquisitions with the target’s after-tax ROAA between 0.0% and 0.5%;

•	bank acquisitions with the target’s non-performing assets to total assets ratio below 10.0%;

•	bank acquisitions with the target’s equity to assets ratio greater than 7.0%; and

•	bank acquisitions with the target headquartered outside top 50 MSAs in Arizona, Colorado, Idaho, Kansas, Montana, Nebraska, New Mexico, Oklahoma, Texas, Utah, or Wyoming.

The following table represents a summary analysis for the regional comparable merger transaction group and FNBR based on publicly announced transaction data:

FNBR Merger Consideration	Regional M&A Median	Regional M&A Mean
$23.53 Glacier Price(1)	$29.41 Glacier Price(1)	$33.82 Glacier Price(1)
Total Assets ($000)	$343,229	$100,710	$115,804
Equity/ Assets	9.5%	10.9%	10.8%
Tangible Equity/ Assets	9.5%	10.9%	10.8%
Non-performing Assets/ Assets	2.3%	2.7%	3.5%
Return on Average Assets	0.2	%(2)	0.3%	0.2%
Price/ Earnings	37.9	x(2)	42.1	x(2)	45.3	x(2)	43.6	x	41.6	x
Price/ Book Value	90.0%	100.0%	107.5%	89.6%	103.7%
Price/ Tangible Book Value	90.0%	100.0%	107.5%	89.6%	104.2%
Premium/ Deposits	(1.1)%	0.0%	0.8%	(1.4)%	0.5%

(1)	FNBR’s financials statistics and multiples are for the twelve months ended March 31, 2014. Multiples do not include potential increase in book value from earnings to close and other potential transaction adjustments.
(2)	FNBR’s earnings adjusted for reverse provision expense, income tax benefit, gains and losses on OREO and securities, and extraordinary OREO and legal expense.

St. Charles’ analysis of these regional transactions implied a reference valuation range for FNBR of between $193.41 and $205.05 per share.

Comparable public company analysis. St. Charles reviewed and compared actual information for a group of 12 guideline comparable public companies deemed pertinent to an analysis of the transaction.

The trading referenced in this section represents minority valuations or the value at which one-share trades in the open market. In order to compare these multiples to the implied FNBR multiples, which represent the value paid for control or 100% of the stock, it is necessary to adjust the multiples for control. The premium for control is calculated by taking the median of the premium of a strategic transaction price announcement over the trading price five days prior to the announcement of all bank transactions that have been announced since January 1, 2011 involving targets under $1 billion in total assets with non-performing assets to total assets less than 4%. In calculating the imputed reference valuation range, a control premium of 38.0% was applied to the appropriate valuation multiples.

The comparable public companies in this guideline comparable group were chosen based on the following parameters:

•	publicly traded banks with assets between $100 million and $600 million;

•	publicly traded banks with ROAA between 0.10% and 0.45%;

•	publicly traded banks with non-performing assets to total assets less than 4.0%;

•	publicly traded banks with equity to assets greater than 7.0%;

•	publicly traded banks with average daily trading volume for three months of at least 100 shares;

•	publicly traded banks traded on the NYSE, AMEX, NASDAQ, and other over the counter exchanges; and

•	publicly traded banks located outside top 50 MSAs.

The following table represents a summary analysis of the national comparable public companies and FNBR based on publicly announced data as of April 21, 2014:

FNBR Merger Consideration	Comparable Companies Median	Comparable Companies Mean
$23.53 Glacier Price(1)	$29.41 Glacier Price(1)	$33.82 Glacier Price(1)
Total Assets ($000)	$343,229	$353,388	$360,295
Equity/ Assets	9.5%	9.7%	10.4%
Tangible Equity/ Assets	9.5%	9.7%	10.3%
Non-performing Assets/ Assets	2.3%	2.1%	1.9%
Return on Average Assets	0.2	%(2)	0.4%	0.3%
Price/ Earnings	37.9	x(2)	42.1	x(2)	45.3	x(2)	27.4	x	28.3	x
Price/ Book Value	90.0%	100.0%	107.5%	105.5%	108.5%
Price/ Tangible Book Value	90.0%	100.0%	107.5%	116.3%	110.3%
Premium/ Deposits	(1.1)%	0.0%	0.8%	0.8%	1.0%

(1)	FNBR’s financials statistics and multiples are for the twelve months ended March 31, 2014. Multiples do not include potential increase in book value from earnings to close and other potential transaction adjustments.
(2)	FNBR’s earnings adjusted for reverse provision expense, income tax benefit, gains and losses on OREO and securities, and extraordinary OREO and legal expense.

St. Charles’ analysis of national comparable public companies implied a reference valuation range for FNBR of between $131.54 and $214.39 per share.

Discounted dividend analysis. St. Charles performed a discounted dividend analysis based on FNBR’s projected financial statements prepared on a standalone basis. St. Charles assumed that FNBR will perform in accordance with the various financial statement forecasts as developed by management from 2014 through 2018. This analysis utilized a discount rate range of 15.5% to 19.5%. St. Charles estimated the terminal values by using multiples of earnings and book value. The terminal multiples ranged from 16.1 to 18.1 times earnings, 149.4% to 159.4% book value, and 5.0% to 7.0% premium to deposits, based upon average multiples paid for national bank control transactions from January 1, 2011 to present involving targets located outside top 50 MSAs with assets between $100 million and $750 million, ROAA between 0.75% and 1.25%, non-performing assets to assets less than 4.0%, and equity to assets greater than 7%. This analysis was based on estimates considering market and company specific events and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. St. Charles noted that the discounted dividend analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

St. Charles’ discounted dividend analysis implied a reference valuation range for FNBR between $164.96 and $223.44.

Miscellaneous. No companies involved in the transactions used as comparisons in the above analyses are identical to FNBR and none of the transactions are identical to the merger. Accordingly, analyses of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies involved in and the nature of the guideline transactions.

St. Charles Compensation. St. Charles has acted as a financial adviser to FNBR in connection with the proposed merger with Glacier and has participated in the negotiations leading to the merger agreement. For its financial advisory services provided to the Company in connection with the proposed merger, St. Charles has been paid fees of $105,000 as of April 24, 2014, and will be paid a total fee, contingent upon the closing of the transaction, of 1.5% of the total merger consideration up to the book value of FNBR and 3% of the total merger consideration in excess of the book value of FNBR, net of all retainers paid. St. Charles has received $50,000 for rendering the fairness opinion. In addition, FNBR has agreed to reimburse St. Charles for all reasonable expenses incurred by it on FNBR’s behalf, as well as to indemnify St. Charles against certain liabilities. In addition to services provided to FNBR in the proposed merger with Glacier, St. Charles was engaged in February 2011 to review the strategic alternative available to FNBR. As part of this earlier engagement, St. Charles received approximately $140,000 in fees.

Recommendation of the FNBR Board

The board of directors of FNBR has concluded that the proposed merger as described in the merger agreement is in the best interest of FNBR and its shareholders. After carefully considering the proposed merger, the board of directors unanimously recommends that the shareholders of FNBR vote “FOR” the approval of the merger agreement.

THE MERGER

The following is a brief description of the material aspects of the merger. There are other aspects of the merger that are not discussed below but that are contained in the merger agreement. You are being asked to approve the merger in accordance with the terms of the merger agreement, and you are urged to read the merger agreement carefully. The merger agreement is attached to this proxy statement/prospectus as Appendix A.

Basic Terms of the Merger

The merger agreement provides for the merger of FNBR with and into Glacier, and the merger of First National Bank of the Rockies with and into Glacier Bank, Glacier’s wholly-owned subsidiary. Following the merger, First National Bank of the Rockies will operate under the name and as part of “Bank of the San Juans, a division of Glacier Bank”.

In the merger, FNBR shareholders will receive a combination of Glacier common stock and cash for their FNBR common stock, as described below.

While Glacier and FNBR believe that they will receive the necessary regulatory approvals for the merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See “ – Conditions to the Merger” and “ – Regulatory Requirements.”

Merger Consideration

The merger agreement provides that as of the effective date of the merger, each share of FNBR common stock will be converted into the right to receive an amount of merger consideration consisting of a combination of Glacier common stock and cash, as described below.

The total merger consideration consists of a stock portion and a cash portion, which will be determined in the following manner:

Stock Portion of Merger Consideration

The total stock consideration payable by Glacier is fixed at 555,733 shares of Glacier common stock. The total stock consideration may be adjusted under certain circumstances if the average trading price of Glacier stock immediately prior to the closing of the merger is above or below specified amounts, as described below under “– Termination of the Merger Agreement.” Based on the closing price of Glacier stock on May 28, 2014, and assuming that the average closing price immediately prior to the closing of the merger is above $23.53 and that Glacier continues to perform consistent with its regional peer group index, the number of shares that Glacier would be required to issue would be 555,733. See “Questions and Answers – What will FNBR shareholders receive in the merger?”

Cash Portion of Merger Consideration

The total cash consideration payable by Glacier is $16,344,100. This amount is subject to reduction, on a dollar for dollar basis, by the amount by which the “FNBR Closing Capital” is less than $32,688,200.

The “FNBR Closing Capital” is defined in the merger agreement as an amount, as of the closing date of the merger, equal to FNBR’s capital stock, surplus and retained earnings determined in accordance with generally accepted accounting principles (“GAAP”) on a consolidated basis, and calculated in the same manner in which FNBR’s consolidated tangible equity capital of $32,688,200 at March 31, 2014 was calculated, after giving effect to specified adjustments.

If the FNBR Closing Capital exceeds $32,688,200, then FNBR may determine in its sole discretion to declare and pay a special dividend to its shareholders in the amount of such excess.

The value of the consideration (in a combination of Glacier stock and cash) that an FNBR shareholder will receive for each share of FNBR common stock is the sum of (i) the per-share cash consideration and (ii) the per-share stock consideration, referred to collectively in the merger agreement as the “merger consideration.” The per-share cash consideration is the amount obtained by dividing the $16,344,100 total cash consideration (reduced for any FNBR Closing Capital adjustment) by the number of shares of FNBR common stock outstanding on the effective date of the merger. The per-share stock consideration is the number of Glacier shares determined by dividing 555,733 (increased or decreased by the adjustments described under “– Termination of the Merger Agreement” below, if the trading price of Glacier stock immediately prior to the closing of the merger is above or below specified amounts) by the number of shares of FNBR common stock outstanding on the effective date of the merger.

Assuming for purposes of illustration only that (i) there is no increase or reduction of the cash portion of the merger consideration, and (ii) the average closing price of Glacier common stock immediately prior to the closing of the merger is $26.34 (the closing price for Glacier common stock on May 28, 2014), each share of FNBR common stock would receive a total value equal to $185.43, consisting of $97.82 in cash and 3.326 shares of Glacier common stock.

Fractional Shares

No fractional shares of Glacier common stock will be issued to any holder of FNBR common stock in the merger. For each fractional share that would otherwise be issued, Glacier will pay cash in an amount equal to the fraction multiplied by the “GBCI Average Closing Price” calculated as provided in the merger agreement. No interest will be paid or accrued on cash payable in lieu of fractional shares of Glacier common stock.

Effective Date of the Merger

Subject to the conditions to the obligations of the parties to complete the merger as set forth in the merger agreement, the effective date of the merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the merger will be consummated during the third quarter of 2014. Either Glacier or FNBR may terminate the merger agreement if the effective date does not occur on or before November 30, 2014.

Letter of Transmittal

Within two business days after the closing of the merger, Glacier’s exchange agent will send a letter of transmittal to each person who was a FNBR shareholder at the effective time of the merger. This mailing will contain instructions on how to surrender shares of FNBR common stock in exchange for the merger consideration that the holder is entitled to receive under the merger agreement.

All shares of Glacier common stock issued to the holders of FNBR common stock pursuant to the merger will be deemed issued as of the effective date. Until you surrender your FNBR stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective date of the merger with respect to Glacier common stock into which your shares have been converted. When you surrender your certificates, Glacier will pay any unpaid dividends or other distributions, as well as any merger consideration payable in cash, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of FNBR of any shares of FNBR common stock. If certificates representing shares of FNBR common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of FNBR common stock represented by those certificates shall have been converted.

If a certificate for FNBR common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and reasonable assurances, such as a bond or indemnity, satisfactory to Glacier in consultation with FNBR, and appropriate and customary identification.

Voting Agreement

The directors of FNBR and First National Bank of the Rockies, together with certain principal shareholders of FNBR, have entered into a voting agreement, dated as of May 8, 2014. In the voting agreement, each signing director and principal shareholder agrees, among other things, to vote the shares of FNBR common stock that he or she owns or controls in favor of the merger. The persons who have entered into this voting agreement are entitled to vote a total of 157,965 outstanding shares of FNBR common stock, which is approximately 95% of the total shares outstanding. Accordingly, shareholder approval of the merger is assured.

Dissenters’ Rights of Appraisal

Under the Colorado Business Corporation Act (“CBCA”), FNBR shareholders are entitled to exercise dissenters’ rights and to receive the fair value in cash of their shares of FNBR common stock if they fully comply with the provisions of the CBCA relating to dissenters’ rights, if the merger agreement is approved and the merger is consummated. The following summary of the CBCA provisions with respect to dissenters’ rights is qualified in its entirety by reference to those statutes. Shareholders anticipating exercising dissenters’ rights with respect to the merger are strongly encouraged to consult their legal counsel and tax, financial or other appropriate advisors.

The CBCA requires that shareholders be accorded dissenters’ rights in connection with the proposed merger transaction. A copy of the relevant portions of the CBCA, Sections 7-113-101 through 7-113-302 are included as Appendix B. The following discussion of dissenters’ rights is qualified in its entirety by reference to those statutes.

A shareholder may elect to dissent from the proposed merger transaction and, upon consummation of the transaction, to receive the “fair value” of such shareholder’s FNBR stock.

In order to properly exercise dissenters’ rights the shareholder must:

•	Not vote in favor of the proposed merger; and

•	Prior to the time of the vote taken by FNBR shareholders, notify FNBR of the shareholder’s intent to exercise dissenters’ rights.

Except in certain circumstances specified in the CBCA, a shareholder electing to assert dissenters’ rights must generally assert such rights with respect to all shares of FNBR stock beneficially owned by the shareholder. A notice of intent to demand payment under dissenters’ rights given to FNBR shareholders must be in writing. If a shareholder fails to meet the requirements for assertion of dissenters’ rights such shareholder is not entitled to payment for his or her shares under the CBCA.

If a shareholder properly asserts dissenters’ rights and the proposed merger is consummated, Glacier, as the surviving corporation in the merger, will send each shareholder who has properly exercised dissenters’ rights a dissenter’s notice, notifying the shareholder of, among other things, the completion of the merger and providing the shareholder instructions for the deposit of certificates representing the dissenter’s FNBR shares and supplying a form for demanding payment. A dissenting shareholder failing to timely demand payment or to deposit certificates representing the dissented FNBR stock is not thereafter entitled to receive payment for his or her shares under the CBCA.

Glacier, as the surviving corporation in the merger, is required to pay all dissenting FNBR shareholders who have properly and timely exercised dissenters’ rights, deposited certificates and demanded payment of the “fair value” for their shares of FNBR stock. The amount of payment is determined by Glacier and made to dissenting shareholders within time frames specified by the CBCA. If a shareholder is dissatisfied with the amount of the payment determined by Glacier, such shareholder may notify Glacier in writing, within 30 days after Glacier made or offered to make payment, of the shareholder’s own estimate of the fair value of his or her shares and demand payment for such amount (less any payment made by Glacier). Glacier may, after the receipt of such demand, elect to pay the additional amount demanded or, within 60 days following receipt of such demand, commence a legal proceeding for a determination of the “fair value” of the shares.

Conditions to the Merger

Consummation of the merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the merger will be completed.

Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the merger. Each party’s obligations under the merger agreement are conditioned on satisfaction by the other party of conditions applicable to them. Some of these conditions, applicable to the respective obligations of both Glacier and FNBR, are as follows:

•	approval of the merger by FNBR shareholders;

•	accuracy of the other party’s representations in the merger agreement and any certificate or other instrument delivered in connection with the merger agreement;

•	compliance by the other party of all material terms, covenants, and conditions of the merger agreement;

•	that there shall have been no damage, destruction, or loss, or other event or sequence of events, that has had or potentially may have a material adverse effect with respect to the other party;

•	that no action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the merger;

•	the parties shall have agreed on the amount of the FNBR Closing Capital; and

•	the registration statement filed with the SEC, required to register the Glacier common stock to be issued to shareholders of FNBR, has become effective, and no stop-order suspending such effectiveness has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

In addition to the above, the obligations of Glacier under the merger agreement are subject to conditions that include the following:

•	First National Bank of the Rockies’ allowance for possible loan and lease losses is adequate to absorb its anticipated loan losses; and

•	the FNBR Closing Capital will not be less than $25,000,000.

Additionally, either Glacier or FNBR may terminate the merger if certain conditions applicable to the other party are not satisfied or waived. Those conditions are discussed below under “– Termination of the Merger Agreement.”

Either Glacier or FNBR may waive any of the other party’s conditions, except those that are required by law (such as receipt of regulatory approvals and FNBR shareholder approval). Either Glacier or FNBR may also grant extended time to the other party to complete an obligation or condition.

Amendment of the Merger Agreement

The merger agreement may be amended upon authorization of the boards of directors of the parties, whether before or after the FNBR special meeting of the shareholders. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of FNBR shareholders. However, after shareholder approval, any amendments that would reduce the amount or change the form of the consideration that FNBR shareholders will receive in the merger would require further FNBR shareholder approval.

Termination of the Merger Agreement

The merger agreement contains several provisions entitling either Glacier or FNBR to terminate the merger agreement under certain circumstances. The following briefly describes these provisions:

Lapse of Time. If the merger has not been consummated on or before November 30, 2014, then at any time after that date, the board of directors of either Glacier or FNBR may terminate the merger agreement and the merger if (i) the terminating party’s board of directors decides to terminate by a majority vote of all if its members, and (ii) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination.

Mutual Consent. The parties may terminate the merger agreement at any time before closing, whether before or after approval by FNBR shareholders, by mutual consent if the board of directors of each party agrees to terminate by a majority vote of all of its members.

Glacier Average Closing Price Greater than $33.82. By specific action of its board of directors, Glacier may terminate the merger agreement if the Glacier average closing price (as defined in the merger agreement) is greater than $33.82.

If Glacier provides written notice of its intent to terminate the merger agreement because the Glacier average closing price is greater than $33.82, FNBR may elect, within two business days of its receipt of such notice, to accept an adjustment to the total stock consideration through the issuance of fewer Glacier shares; in such event, the total stock consideration will be the number of Glacier shares equal to the quotient obtained by dividing $18,794,890 by the Glacier average closing price. If FNBR makes the election to accept such decrease in the number of Glacier shares to be issued, no termination of the merger agreement will occur, and the merger agreement will remain in effect in accordance with its terms, except as the total stock consideration has been adjusted.

Glacier Average Closing Price Less than $25.00 But Not Less Than $23.53. By specific action of its board of directors, FNBR may terminate the merger agreement if the Glacier average closing price is less than $25.00 but not less than $23.53, but only if Glacier’s stock trading price has underperformed the stock trading price performance of a regional bank peer group index by more than 10%. The banks comprising the peer group index (the “Index Group”) are set forth in the merger agreement.

The performance of Glacier’s stock trading price relative to the performance of the Index Group is determined by dividing the Glacier average closing price (the average volume weighted closing price for the 20 trading days immediately preceding the 10th day prior to the closing date) by $25.06 (the closing price of Glacier stock on May 8, 2014), and comparing the resulting quotient to the quotient obtained by dividing the Final Index Price (also determined over the 20 trading days immediately preceding the 10th day prior to the closing date) of the Index Group by $18.24 (the closing price of the stock of the Index Group on May 8, 2014). Glacier will be deemed to have underperformed the Index Group for purposes of the termination provisions of the merger agreement if the amount of the decline the trading price of its stock, calculated as above, exceeds the amount of the decline in the trading price of the stock of the Index Group by more than 10%.

If FNBR provides written notice of its intent to terminate the merger agreement because the Glacier average closing price is less than $25.00 but not less than $23.53 and Glacier’s stock trading price has underperformed the Index Group by more than 10%, Glacier may elect, within two business days of its receipt of such notice, to adjust the total stock consideration through the issuance of additional Glacier shares, so that the total value of the stock consideration issued in the merger is sufficient to remedy the underperformance of Glacier’s stock relative to that of the Index Group. If Glacier elects to increase the number of Glacier shares to be issued, no termination of the merger agreement will occur, and the merger agreement will remain in effect in accordance with its terms, except as the total stock consideration has been adjusted.

Glacier Average Closing Price Less than $23.53. By specific action of its board of directors, FNBR may terminate the merger agreement if the Glacier average closing price is less than $23.53, regardless of the performance of the Index Group or Glacier’s performance relative to the Index Group.

If FNBR provides written notice of its intent to terminate the merger agreement because the Glacier average closing price is less than $23.53, Glacier may elect, within two business of its receipt of such notice, to adjust the total stock consideration through the issuance of additional Glacier shares so that the total stock consideration issued in the merger is equal to the quotient obtained by dividing $13,076,397 by the Glacier average closing price. If Glacier elects to increase the number of shares to be issued, no termination of the merger agreement will occur, and the merger agreement will remain in effect in accordance with its terms, except as the total stock consideration has been adjusted.

No Regulatory Approvals. Either party may terminate the merger agreement if the regulatory approvals required to be obtained are denied, or if any such approval is conditioned on a substantial deviation from the transactions contemplated by the merger agreement, subject to certain rights granted in the merger agreement to appeal the denial of such regulatory approval.

Breach of Representation or Covenant. Either party may terminate the merger agreement (so long as the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement) if there has been a material breach of any covenants or agreements set forth in the merger agreement by the other party, which is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing of the merger.

Failure to Recommend or Obtain Shareholder Approval. Glacier may terminate the merger agreement (so long as it is not then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement), if (i) the FNBR board of directors fails to recommend to its shareholders approval of the merger, or (ii) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to shareholders to approve the merger. Additionally, regardless of whether the FNBR board of directors recommends approval of the merger to its shareholders, Glacier may terminate the merger agreement if FNBR shareholders elect not to approve the merger.

Impracticability. Either party may terminate the merger agreement upon written notice to the other party if the board of directors of the party seeking termination has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the merger has become inadvisable or impracticable by reason of actions taken by the federal government or the government of the States of Montana or Colorado to restrain or invalidate the merger or the merger agreement.

Superior Proposal –Termination by FNBR. FNBR may terminate the merger agreement if its board of directors determines in good faith that FNBR has received a “Superior Proposal” as defined in the merger agreement. This right is subject to the requirement that FNBR may terminate the merger agreement only if FNBR (i) has not breached its covenants regarding the initiation or solicitation of acquisition proposals from third parties; and (ii) subsequent to delivering the notice of termination to Glacier, FNBR intends to enter into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, (iii) FNBR has provided Glacier with at least five business days prior notice that FNBR intends to accept a Superior Proposal and has given Glacier, if it so elects, an opportunity to amend the terms of the merger agreement (negotiated in good faith between Glacier and FNBR) in such a manner as would enable FNBR to proceed with the merger and (iv) simultaneously upon entering into a letter of intent or agreement relating to the Superior Proposal, it delivers to Glacier the break-up fee described below.

Superior Proposal – Termination by Glacier. Glacier may terminate the merger agreement if (i) an “Acquisition Event” (as defined in the merger agreement) has occurred or (ii) a third party has made a proposal to FNBR or its shareholders to engage in, or has entered into an agreement with respect to, an Acquisition Event, and the merger agreement and the merger are not approved at the special meeting of FNBR shareholders.

Termination Fees

Subject to certain exceptions, FNBR will pay Glacier a termination fee of $300,000 if Glacier terminates the merger agreement based on a FNBR breach of its representations or breach of its covenants. Glacier will pay FNBR a termination fee of $300,000 if FNBR terminates the merger agreement based on a Glacier breach of its representations or breach of its covenants.

Break-Up Fee

If the merger agreement is terminated because (i) the FNBR board of directors fails to recommend shareholder approval of the merger agreement or modifies, withdraws or changes its recommendation in a manner adverse to Glacier; or (ii) FNBR terminates the merger agreement after receiving a “Superior Proposal” (as defined in the merger agreement) and Glacier declines the opportunity to amend the terms of the merger agreement to enable FNBR’s board of directors to proceed with the merger; or (iii) Glacier terminates the merger agreement after FNBR’s receipt of a Superior Proposal followed by an immediate Acquisition Event (as defined in the merger agreement), then FNBR will immediately pay Glacier a break-

up fee of $1,630,000. If the merger agreement is terminated by Glacier due to FNBR’s receipt of a proposal to enter into an Acquisition Event and the merger agreement and merger are not approved at the shareholders’ meeting, and prior to or within six months after such termination, FNBR or First National Bank of the Rockies enters into an agreement, or publicly announces an intention, to engage in an Acquisition Event, or within 12 months after such termination an Acquisition Event has occurred, then FNBR will promptly pay to Glacier the break-up fee in the amount of $1,630,000.

Allocation of Costs Upon Termination

If the merger agreement is terminated (except under circumstances that would require the payment of a termination fee or break-up fee) Glacier and FNBR will each pay their own out-of-pocket expenses incurred in connection with the transaction and, except for any applicable termination or break-up fees, will have no other liability to the other party.

Conduct Pending the Merger

The merger agreement provides that, until the merger is effective, FNBR will conduct its business only in the ordinary and usual course. The merger agreement also provides that, unless Glacier otherwise consents in writing, and except as required by applicable regulatory authorities, FNBR will refrain from engaging in various activities such as:

•	effecting any stock split or other recapitalization with respect to FNBR or First National Bank of the Rockies, or pledge or encumber any shares of FNBR or First National Bank of the Rockies stock or grant any options for such stock;

•	except as specifically permitted under the terms of the merger agreement, declaring or paying any dividends, or making any other distributions;

•	acquiring, selling, transferring assigning or encumbering or otherwise disposing of assets having a value greater than $25,000 or making any commitment other than in the ordinary course of business;

•	soliciting or accepting deposit accounts of a different type than previously accepted by First National Bank of the Rockies or at rates materially in excess of prevailing interest rates, or, with specified exceptions, incurring any indebtedness for borrowed money;

•	offering or making loans or other extensions of credit of a different type, or applying different underwriting standards, from those previously offered or applied by First National Bank of the Rockies, or offering or making a loan or extension of credit in an amount greater than $1,000,000 without prior consultation with Glacier;

•	extending further credit with respect to loans that have been criticized or classified by an internal audit conducted by the Bank or that otherwise appear on the internal “watch list” of First National Bank of the Rockies;

•	with specified exceptions, make any negative provisions to the ALLL, or refrain from making provisions to the ALLL in amounts consistent with the 2014 financial forecast provided to Glacier;

•	with specified exceptions, acquiring an ownership or leasehold interest in real property without conducting an appropriate environmental evaluation and providing specified information and notices to Glacier;

•	with specified exceptions, entering into, renewing, amending or terminating any contracts calling for a payment of more than $25,000, with a term of one year or more;

•	with specified exceptions, entering into or amending any contract calling for a payment of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days’ notice or less;

•	with specified exceptions, entering into any personal services contract;

•	selling any securities other than in the ordinary course of business, or selling any securities even in the ordinary course of business if the aggregate gain or loss realized from all sales after the date of execution of the merger agreement would exceed $25,000, or transferring investment securities between portfolios;

•	with specified exceptions, amending or materially changing its operations, policies or procedures;

•	other than in accordance with binding existing commitments, making capital expenditures in excess of $25,000 per project or related series of projects or $50,000 in the aggregate; and

•	entering into material transactions or making any material expenditures other than in the ordinary course of business except for expenses reasonably related to the completion of the merger.

First National Bank of the Rockies Management and Operations After the Merger

Immediately following the merger, First National Bank of the Rockies will be merged with and into Glacier Bank. It is anticipated that the former First National Bank of the Rockies branches will operate after the closing as “Bank of the San Juans, a division of Glacier Bank,” (referred to as the “Division”) consistent with Glacier’s organizational structure.

Employee Benefit Plans

The merger agreement confirms Glacier’s intent that Glacier’s current personnel policies and benefits will apply to any employees of FNBR and First National Bank of the Rockies who remain employed following the closing of the merger. Such employees will be eligible to participate in all of the benefit plans of Glacier that are generally available to similarly-situated employees of Glacier. For purposes of such participation, current employees’ prior service with FNBR and/or First National Bank of the Rockies will constitute prior service with Glacier for purposes of determining eligibility and vesting, including vacation time and participation and benefits under Glacier’s severance policy for employees in effect at the time of any termination.

Interests of Certain Persons in the Merger

Certain members of the FNBR board of directors and management may be deemed to have interests in the merger, in addition to their interests as shareholders of FNBR generally. The FNBR board of directors was aware of these factors and considered them, among other things, in approving the merger agreement.

Stock Ownership. FNBR directors, executive officer and their spouses beneficially owned, as of the record date for the special meeting, 158,698 shares of FNBR common stock, representing approximately 95% of all outstanding FNBR shares. The directors and executive officers of FNBR will receive the same consideration in the merger for their shares as other shareholders of FNBR.

Voting Agreement. The directors of FNBR and First National Bank of the Rockies and certain principal shareholders of FNBR have entered into a voting agreement, dated as of May 8, 2014. Pursuant to the voting agreement, each signing director and principal shareholder agrees to vote the shares of FNBR common stock that he or she owns or controls in favor of the merger. A total of 157,965 outstanding shares, or approximately 95% of the outstanding shares of FNBR common stock, are covered by the voting agreement.

Executive Compensation. As a result of the Merger, certain members of FNBR management will vest in rights to salary continuation payments that would not otherwise vest until they obtain retirement age, die or become disabled. In addition, as a result of the Merger certain members of FNBR management will be entitled to receive phantom stock payments that would otherwise be received upon termination of service, death or disability.

Director Non-Competition Agreement. Each member of the board of directors of FNBR and First National Bank of the Rockies has entered into a non-competition agreement with Glacier, FNBR and First National Bank of the Rockies. Except under certain limited circumstances, the non-competition agreement prohibits such directors from becoming involved in a business competing with Glacier or any of Glacier’s subsidiaries, divisions or affiliates within Archuleta County, Delta County, Dolores County, La Plata County, Mesa County, Moffat County, Montezuma County, Montrose County, Ouray County, Rio Blanco County, Routt County, and San Miguel County, Colorado, or any county in the State of Colorado into which Glacier or Glacier Bank expands their business during the term of the agreement. The term of the non-competition agreement commences upon the effective date of the merger and continues until the later of (i) two years following the closing of the merger or (ii) if applicable, two years following termination of such director’s service on the board of directors of the Division.

Indemnification of Directors and Officers; Insurance. The merger agreement provides that Glacier will, for a period of four years following the closing of the merger, indemnify the present and former directors and officers of FNBR and First National Bank of the Rockies against liabilities or costs that may arise in the future, incurred in connection with claims or actions arising out of or pertaining to matters that existed or occurred prior to the effective date of the merger (but excluding, to the extent such officer or director is an indemnifying party under the Indemnification Agreement, any claims for indemnification made against such former officer or director pursuant thereto). The scope of this indemnification is to the fullest extent that such persons would have been entitled to indemnification under applicable law and the articles of incorporation or bylaws of FNBR and First National Bank of the Rockies, as applicable.

The merger agreement also provides that for a period of four years following the closing of the merger, Glacier will use reasonable efforts to cause to be maintained in effect, director and officer liability insurance substantially similar to that maintained by Glacier with respect to claims arising from facts or events that occurred before the effective date of the merger.

Regulatory Requirements

Closing of the merger is subject to approval or waiver, as applicable, by the appropriate banking regulatory authorities, including the FDIC, the Federal Reserve Bank of Minneapolis and the Montana Division of Banking and Financial Institutions.

Material Federal Income Tax Consequences of the Merger

This section describes the anticipated material United States federal income tax consequences of the merger of FNBR with and into Glacier (“Holding Company Merger”), and the contemporaneous merger of the Bank with and into Glacier Bank (“Bank Merger”), to U.S. holders of FNBR common stock who exchange shares of FNBR common stock for shares of Glacier common stock, cash, or a combination of shares of Glacier common stock and cash pursuant to the mergers.

For purposes of this discussion, a U.S. holder is a beneficial owner of FNBR common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds FNBR common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding FNBR common stock, you should consult your tax advisor.

This discussion addresses only those FNBR shareholders that hold their FNBR common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular FNBR shareholders in light of their individual circumstances or to FNBR shareholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold FNBR common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of FNBR common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

In connection with the filing of the registration statement of which this document is a part, Garlinton, Lohn & Robinson, PLLP, special tax counsel to Glacier, has delivered an opinion to Glacier to the effect that the Holding Company Merger and the Bank Merger will for federal income tax purposes qualify as reorganizations within the meaning of Internal Revenue Code Section 368(a); and both Glacier and FNBR expect to report the mergers accordingly on their federal income tax returns. The opinion is based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by Glacier, FNBR, Glacier Bank and the Bank. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinion. The opinion is not binding on the Internal Revenue Service or the courts. Glacier and FNBR have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequence of the mergers. Accordingly, each FNBR shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of FNBR Common Stock. If the Holding Company Merger is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•	FNBR shareholders will exchange all of their FNBR common stock for a combination of Glacier common stock and cash in the Holding Company Merger. Accordingly, holders of FNBR common stock will recognize gain in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Glacier common stock and cash received by a holder of FNBR common stock exceeds such holder’s cost basis in its FNBR common stock, and (2) the amount of cash received by such holder of FNBR common stock (except with respect to any cash received instead of fractional share interests in Glacier common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Glacier Common Stock”);

•	a FNBR shareholder’s aggregate tax basis in the Glacier common stock received in the Holding Company Merger will be equal to the shareholder’s aggregate tax basis in such shareholder’s FNBR common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized; and

•	the holding period of Glacier common stock received in exchange for shares of FNBR common stock will include the holding period of the FNBR common stock for which it is exchanged.

If holders of FNBR common stock acquired different blocks of FNBR common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of FNBR common stock and such holders’ basis and holding period in their shares of Glacier common stock may be determined with reference to each block of FNBR common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Glacier common stock received in the exchange should be allocated among different blocks of FNBR common stock and with respect to identifying the bases or holding periods of the particular shares of Glacier common stock received in the merger.

Gain that holders of FNBR common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their FNBR common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of FNBR common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns Glacier stock other than Glacier stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Internal Revenue Code Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of FNBR common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Glacier Common Stock. A holder of FNBR common stock who receives cash instead of a fractional share of Glacier common stock will generally be treated as having received the fractional share pursuant to the merger and then as having that fractional share of Glacier common stock redeemed for cash. As a result, a holder of FNBR common stock will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of FNBR common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Glacier and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

The acquisition of FNBR will be accounted for using the acquisition method of accounting by Glacier under accounting principles generally accepted in the United States of America. Accordingly, using the acquisition method of accounting, the assets and liabilities of FNBR will be recorded by Glacier at their respective fair values at the time of the merger. The excess of Glacier’s purchase price over the net fair value of assets acquired including identifiable intangible assets and liabilities assumed will be recorded as goodwill. Goodwill will be periodically assessed for impairment but no less frequently than on an annual basis. Prior period financial statements are not restated and results of operation of FNBR will be included in Glacier’s consolidated statement of operations after the date of the merger. The identifiable intangible assets with finite lives, other than goodwill, will be amortized against the combined company’s earnings following completion of the merger.

INFORMATION CONCERNING FNBR HOLDING CORPORATION

General

FNBR Holding Corporation is a Colorado corporation and registered bank holding company headquartered in Grand Junction, Colorado. The principal asset of FNBR is the stock of its wholly-owned sole subsidiary, First National Bank of the Rockies, a national banking association chartered by the Office of the Comptroller of the Currency.

First National Bank of the Rockies’ original predecessor was organized in 1904. The bank offers full-service commercial and personal banking products and services to small and medium-sized businesses and consumers throughout Western Colorado. As of March 31, 2014, FNBR had total assets of $343.2 million, net loans of $129.6 million, total deposits of $304.9 million and total tangible shareholders’ equity of $32.7 million.

Market Area

First National Bank of the Rockies operates ten branch offices in the Counties of Mesa, Routt, Rio Blanco and Moffat, Colorado. The bank’s customer base consists primarily of commercial businesses throughout the western slope and northwest Colorado, and individuals who either work or reside in the same areas.

Lending Activities

First National Bank of the Rockies’ principal business is to accept deposits from the public and to make loans and other investments. To develop business, the bank relies to a great extent on the personalized approach of its officers and directors, who have extensive business and personal contacts in the communities served by the bank. The bank grants real estate, commercial, agriculture, and consumer loan to customers. The bank’s loan portfolio mirrors the local economies in which the bank operates. As a result, a substantial portion of the loan portfolio is represented by commercial and real estate loans, primarily in the Northwestern region of Colorado.

At December 31, 2013, First National Bank of the Rockies’ consolidated total loan portfolio was $127.7 million, representing approximately 37.6% of its total assets. As of such date, First National Bank of the Rockies’ loan portfolio consisted of 11.4% real estate construction and land development loans, 44.8% commercial real estate secured loans, 17.2% residential real estate secured loans, 19.5% commercial loans, 1.5% consumer loans, and 5.5% municipal loans.

Deposit and Banking Services

First National Bank of the Rockies provides a variety of deposit products to its customers including checking, savings, money market deposit accounts, and fixed-term certificates of deposits. The variety of deposit accounts the bank provides allows it be competitive in obtaining funds and responding to changes in consumer demand.

First National Bank of the Rockies’ customers include individuals as well as small to medium-sized businesses throughout Western Colorado. The primary sources of core deposits are residents of the bank’s market area and businesses and their employees located in that area. First National Bank of the Rockies also obtains deposits through personal solicitation by the bank’s officers and directors and through local advertising. For the convenience of its customers, the bank offers drive-through banking facilities, an automated teller machine at each of its locations, internet banking, debit cards, business check cards, cashier’s checks, money orders, wire transfers, savings bonds, travelers checks, direct deposit, bill pay, safety deposit box, remote deposit, and repurchase sweep accounts.

FNBR Holding Corporation and First National Bank of the Rockies Summary Financial Information

The following selected financial information for the fiscal years ended December 31, 2013, 2012 and 2011 are derived from audited financial statements of FNBR on a consolidated basis, while the financial information for the three months ended March 31, 2014 are derived from unaudited financial statement of FNBR on a consolidated basis:

FNBR Holding Corporation

Balance Sheet

	March 31,	December 31,
	2014	2013	2012	2011
Cash and Due from Banks	$9,797	$11,315	$8,642	$17,164
Fed Funds	0	0	14,000	8,000
Securities	171,277	171,172	161,939	169,620
Gross Loans	131,604	127,696	117,119	121,461
Allowance for Loan Loss	(2,021)	(1,922)	(3,409)	(4,863)
Net Loans	129,582	125,775	113,711	116,598
Premises & Fixed Assets	14,342	14,310	14,633	15,090
Other Assets	18,230	17,465	17,993	14,104
Total Assets	$343,229	$340,037	$330,918	$340,576
Deposits	304,903	290,461	292,585	308,521
Borrowings	50	50	150	250
Other Liabilities	5,588	18,687	5,468	4,385
Total Liabilities	$310,541	$309,198	$298,203	$313,156
Equity	32,688	30,839	32,715	27,421
Total Liabilities and Shareholder Equity	$343,229	$340,037	$330,918	$340,576

FNBR Holding Corporation

Income Statement

	Three Months Ended March 31,	Year Ended December 31,
	2014	2013	2012	2011
Interest Income	$2,440	$10,009	$10,962	$12,798
Interest Expense	193	832	1,051	1,675
Net Interest Income	2,247	9,178	9,911	11,123
Loan Loss Provision	0	(1,576)	0	1,800
Non-interest Income	961	3,350	3,064	3,087
Non-interest Expense	2,616	12,542	13,200	12,502
Pre-Tax Income	592	1,562	(225)	(91)
Taxes	0	(2,069)	0	37
Net Income	$592	$3,631	$(225)	$(128)

Competition

The banking business is highly competitive in the bank’s service market of northwest Colorado. Consolidation in the financial services industry has reduced the number of independent banks. The bank competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, asset-based non-bank lenders and certain other financial and non-financial institutions. Some of the financial institutions with which the bank competes are not subject to the same degree of regulation that applies to the bank. In addition, many of the banks and other financial institutions with which the bank competes have greater financial strength, marketing capability and name recognition than the bank and operate on a statewide, regional or nationwide basis. By virtue of their greater resources, such institutions have substantially higher lending limits and larger branch systems than the bank.

The bank also competes with other non-bank financial markets for funds. Yields on corporate and government debt securities and other commercial paper may be higher than on deposits and therefore affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for available funds with issuers of money market instruments and mutual funds. During past periods of high interest rates, many funds have provided substantial competition to banks for deposits and they may continue to do so in the future. In periods of high stock market growth, mutual funds have become a major source of competition for savings dollars.

In addition, pursuant to the Gramm-Leach-Bliley Act (the “GLB”), securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. These financial holding companies may offer banking, insurance and securities brokerage products which could significantly change the competitive environment in which the bank operates. In addition, other federal legislation has had the effect of easing membership limits on credit unions and increasing the ability of credit unions to compete with the bank for deposits and loans in the communities the bank serves.

Nevertheless, First National Bank of the Rockies believes that it has been able to effectively distinguish itself as an independent community bank and compete by emphasizing efficient and friendly customer service and responsive decision-making, establishing long-term customer relationships and loyalty, and providing products and services designed to meet the specific needs of customers.

Employees

As of March 31, 2014, First National Bank of the Rockies had 74 full-time and 17 part-time employees. FNBR has no employees. First National Bank of the Rockies believes that it has a good relationship with its employees and the employees are not represented by a collective bargaining agreement.

Properties

First National Bank of the Rockies operates from ten locations:

•	First National Bank of the Rockies’ main office is located at 2452 US Highway 6 & 50, Grand Junction, Colorado 81505 and is housed in an approximately 10,560 square foot building. This banking center is equipped with four teller stations in the lobby, two teller stations at the drive-up, and one drive-up automated teller machine.

•	First National Bank of the Rockies’ second Grand Junction, Colorado branch is located at 431 Power Road, Grand Junction, Colorado 81507, and is housed in an approximately 4,073 square foot building. This banking center is equipped with four teller stations in the lobby, two teller stations at the drive-up, and one drive-up automated teller machine.

•	First National Bank of the Rockies’ third Grand Junction, Colorado branch is located at 685 Horizon Drive, Grand Junction, Colorado 81506, and is housed in an approximately 4,713 square foot building. This banking center is equipped with four teller stations in the lobby, two teller stations at the drive-up, and one drive-up automated teller machine.

•	First National Bank of the Rockies’ fourth Grand Junction, Colorado branch is located at 2775 Acrin Avenue, Grand Junction, Colorado 81503, and is housed in an approximately 4,991 square foot building. This banking center is equipped with four teller stations in the lobby, two teller stations at the drive-up, and one drive-up automated teller machine.

•	First National Bank of the Rockies’ Meeker, Colorado branch is located at 504 Main Street, Meeker, Colorado 81641, and is housed in an approximately 16,108 square foot building. This banking center is equipped with four teller stations in the lobby, three teller stations at the drive-up, and one drive-up automated teller machine.

•	First National Bank of the Rockies’ Rangely, Colorado branch is located at 222 West Main Street, Rangely, Colorado 81648, and is housed in an approximately 5,455 square foot building. This banking center is equipped with four teller stations in the lobby, two teller stations at the drive-up, and one automated teller machine.

•	First National Bank of the Rockies’ Steamboat Springs, Colorado branch is located at 270 Anglers Drive, Steamboat Springs, Colorado 80487, and is housed in an approximately 8,547 square foot building. This banking center is equipped with four teller stations in the lobby, two teller stations at the drive-up, and one drive-up automated teller machine.

•	First National Bank of the Rockies’ Hayden, Colorado branch is located at 252 West Jefferson Avenue, Hayden, Colorado 81639, and is housed in an approximately 7,056 square foot building. This banking center is equipped with four teller stations in the lobby, one teller stations at the drive-up, and one automated teller machine.

•	First National Bank of the Rockies’ Oak Creek, Colorado branch is located at 319 East Main Street, Oak Creek, Colorado 80467, and is housed in an approximately 4,560 square foot building. This banking center is equipped with three teller stations in the lobby, two teller stations at the drive-up, and one automated teller machine.

•	First National Bank of the Rockies’ Craig, Colorado branch is located at 600 Yampa Avenue, Craig, Colorado 81626, and is housed in an approximately 8,997 square foot building. This banking center is equipped with five teller stations in the lobby, three teller stations at the drive-up, and one drive-up automated teller machine.

First National Bank of the Rockies owns all of its branch locations.

Legal Proceedings

From time to time, litigation arises in the normal course of the Bank’s business. Neither FNBR nor the Bank is currently involved in any litigation that FNBR believes could have a material adverse effect, either individually or in the aggregate, on FNBR’s business, financial condition or results of operation.

Share Ownership of Principal Shareholders, Management and Directors of FNBR and First National Bank of the Rockies

The following table shows, as of December 31, 2013, the beneficial ownership of FNBR common stock by (i) each person known by FNBR to be the beneficial owner more than 5% of FNBR’s outstanding common stock, (ii) each of FNBR’s and First National Bank of the Rockies’ directors and executive officers; and (iii) all of FNBR’s and First National Bank of the Rockies’ directors and officers as a group. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name	Shares Beneficially Owned	Percentage of Class(1)
Directors and Executive Officers
Timothy S. Mather	133,462	79.9%
J. Gentry (2)	21,790	13.0%
Peter Y. Waller (3)	1,999	1.2%
Dr. Ron Danner (4)	830	0.5%
Gregory Dixon (5)	397	0.2%
Joe Holeyfield	200	0.1%
Angelo Theos	10	0.0%
Frederick Brodie	10	0.0%
Vernon K. Cochran	0	0.0%
All Directors and Executive Officers as a group (9 persons)	158,698	95.0%

(1)	Ownership percentages based on 167,085 shares outstanding as of December 31, 2013.
(2)	Includes 14,980 shares held by Carol Gentry Investments LLLP and 6,180 shares held by Gentry Colorado LLLP.
(3)	Includes 761 shares held by First National Bank of the Rockies Cust FBO Peter Y. Waller IRA.
(4)	Includes 365 shares held by PTC Cust Rollover IRA FBO Ronald J. Danner and 357 shares held by PTC Cust Simple IRA FOB Ronald J. Danner.
(5)	Includes 300 shares held by IRA FBO Gregory E. Dixson-Pershing LLC as Custodian.

DESCRIPTION OF GLACIER’S CAPITAL STOCK

Glacier’s authorized capital stock consists of 117,187,500 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this proxy statement/prospectus, Glacier had no shares of preferred stock issued. The Glacier board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier board of directors may determine.

Glacier common stock is listed for trading on The NASDAQ Global Select Market under the symbol “GBCI.”

Glacier’s shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of Glacier common stock has the same relative rights and is identical in all respects to every other share of Glacier common stock. If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier’s remaining assets after provision for liabilities.

For additional information concerning Glacier’s capital stock, see “Comparison Of Certain Rights Of Holders Of Glacier And FNBR Common Stock.”

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF

GLACIER AND FNBR COMMON STOCK

Montana law and Glacier’s articles of incorporation and bylaws govern the rights of Glacier’s shareholders and will govern the rights of FNBR’s shareholders, who will become shareholders of Glacier as a result of the merger. The rights of FNBR’s shareholders are currently governed by Colorado law and by FNBR’s articles of incorporation and bylaws. The following is a brief summary of certain differences between the rights of Glacier and FNBR shareholders. This summary is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified by the documents referenced and the respective laws of Montana and Colorado. See also “Where You Can Find More Information About Glacier.”

General

Under its articles of incorporation, Glacier’s authorized capital stock consists of 117,187,500 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. No shares of preferred stock are currently outstanding.

Under its articles of incorporation, FNBR’s authorized capital consists of 1,000,000 shares of common stock, with no par value.

The following is a more detailed description of Glacier’s and FNBR’s capital stock.

Common Stock

As of March 31, 2014, there were 74,465,666 shares of Glacier common stock issued and outstanding. In addition, at March 31, 2014, there were a total of 170,802 restricted stock awards and options to purchase shares of Glacier common stock outstanding under Glacier’s employee and director stock incentive plan.

As of March 31, 2014, there were 167,085 shares of FNBR common stock issued and outstanding.

Preferred Stock

As of the date of this proxy statement/prospectus, Glacier had no shares of preferred stock issued. The Glacier board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier board of directors may determine.

FNBR authorized capital does not include preferred stock.

Dividend Rights

Dividends may be paid on Glacier common stock as and when declared by the Glacier board of directors out of funds legally available for the payment of dividends. The Glacier board of directors may issue preferred stock that is entitled to such dividend rights as the board of directors may determine, including priority over the common stock in the payment of dividends.

The ability of Glacier to pay dividends basically depends on the amount of dividends paid to it by its subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends Glacier can pay.

Dividends may be paid on FNBR common stock as and when declared by the FNBR board of directors out funds legally available for the payment of dividends. FNBR’s payment of dividends is generally subject to the same considerations described above with respect Glacier.

Voting Rights

All voting rights are currently vested in the holders of Glacier common stock and FNBR common stock, with each share being entitled to one vote.

The articles of incorporation of Glacier provide that shareholders do not have cumulative voting rights in the election of directors. The articles of incorporation of FNBR provide that shareholders do not have cumulative voting rights in the election of directors or for any other purpose.

Preemptive Rights

Glacier’s shareholders do not have preemptive rights to subscribe to any additional securities that may be issued.

FNBR’s shareholders do not have a preemptive right to acquire the corporation’s shares or rights to acquire shares.

Liquidation Rights

If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier’s remaining assets after provision for liabilities. The Glacier board of directors is authorized to determine the liquidation rights of any preferred stock that may be issued.

If FNBR is liquidated, the holders of FNBR common stock are entitled to share, on a pro rata basis, FNBR’s remaining assets after provision for liabilities.

Assessments

All outstanding shares of Glacier common stock are, and the shares to be issued in the merger will be, fully paid and nonassessable. Shares of FNBR common stock are fully paid and nonassessable.

Amendment of Articles and Bylaws

The Montana Business Corporation Act (“MBCA”) authorizes a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation, and must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment. The Glacier board of directors may, by a majority vote, amend Glacier’s bylaws.

The Colorado Business Corporation Act (“CBCA”) authorized a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation, and must be approved by the shareholders at a meeting at which a quorum exists. The bylaws of FNBR provide that subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors, as long as such provisions are not inconsistent with the law or the articles of incorporation.

Approval of Certain Transactions

The MBCA does not contain any “anti-takeover” provisions imposing specific requirements or restrictions on transactions between a corporation and significant shareholders. Glacier’s articles of incorporation contain a provision requiring that specified transactions with an “interested shareholder” be approved by 80% of the voting power of the then outstanding shares unless it is (i) approved by Glacier’s board of directors, or (ii) certain price and procedural requirements are satisfied. An “interested shareholder” is broadly defined to include the right, directly or indirectly, to acquire or to control the voting or disposition of 10% or more of Glacier’s voting stock.

FNBR’s articles of incorporation do not contain any anti-takeover provisions.

Board of Directors - Number of Directors

Glacier’s articles of incorporation provide that the number of directors may not be less than seven or more than 17. Glacier’s board currently consists of 9 members, each of whom is currently serving an annual term.

FNBR’s bylaws provide that the number of directors shall be three. The board of directors of FNBR currently consists of three members, each of whom is currently serving an annual term.

Indemnification and Limitation of Liability

Under the MBCA, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s articles of incorporation, Montana law requires indemnification if the director or officer is wholly successful on the merits of the action. Glacier’s bylaws provide that Glacier shall indemnify its directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against a director or officer in the name of the corporation, commonly referred to as a derivative action. Under the MBCA, any indemnification of a director in a derivative action must be reported to shareholders in writing prior to the next annual meeting of shareholders.

Glacier’s articles of incorporation provide that the personal liability of directors and officers for monetary damages shall be eliminated to the full extent permitted by the MBCA.

Under the CBCA, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or at least not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s articles of incorporation, Colorado law requires indemnification if the director or officer is wholly successful on the merits of the action. FNBR’s articles of incorporation provide that to the extent permitted or required by the CBCA, FNBR shall indemnify its directors and officers and shall advance fees to such persons incurred in the applicable proceeding.

FNBR’s articles of incorporation provide that there shall be no personal liability, either direct or indirect, of any director to FNBR or its shareholders for monetary damages for any breach of fiduciary duty as a director to the extent allowed by the CBCA.

Potential “Anti-Takeover” Provisions

Glacier’s articles of incorporation include certain provisions that could make more difficult the acquisition of Glacier by means of a tender offer, a proxy contest, merger or otherwise. These provisions consist of a requirement that any “Business Combination” (as defined in the articles of incorporation) be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares unless it is either approved by the board of directors or certain price and procedural requirements are satisfied.

In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of Glacier (for example, by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for shareholder to obtain control, or selling authorized but unissued shares to friendly third parties).

The “supermajority” approval requirement for certain business transactions and the availability of Glacier’s preferred stock for issuance without shareholder approval, may have the effect of lengthening the time required for a person to acquire control of Glacier through a tender offer, proxy contest or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of Glacier. This could deprive Glacier’s shareholders of opportunities to realize a premium for their Glacier common stock, even in circumstances where such action was favored by a majority of Glacier’s shareholders.

FNBR’s articles of incorporation do not contain “anti-takeover” provisions.

CERTAIN LEGAL MATTERS

The validity of the Glacier common stock to be issued in the merger will be passed upon for Glacier by its special counsel, Moore, Cockrell, Goicoechea & Axelberg, P.C., Kalispell, Montana.

EXPERTS

The consolidated financial statements of Glacier Bancorp, Inc. as of December 31, 2013 and 2012 and for each of the years in the three year period ended December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of BKD, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Glacier to “incorporate by reference” information into this proxy statement/prospectus, which means that Glacier can disclose important information to you by referring you to another document filed separately by Glacier with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that Glacier has previously filed with the SEC. These documents contain important information about Glacier and its finances:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Proxy Statement for Glacier’s 2014 Annual Meeting of Shareholders; and

•	Current Reports on Form 8-K filed January 23, 2014; March 21, 2014; and May 9, 2014 (other than the portions of those documents not deemed to be filed).

In addition, Glacier is incorporating by reference additional documents that Glacier files with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of FNBR, provided, however, that Glacier is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Glacier files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Glacier may file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information About Glacier” in the forepart of this document.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in deciding how to vote on the merger. We have not authorized anyone to provide you with information other than what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated June 13, 2014. You should not assume that information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of this proxy statement/prospectus to FNBR shareholders nor the issuance of Glacier common stock in the merger will create any implication to the contrary.

Appendix A

CONFIDENTIAL

PLAN AND AGREEMENT OF MERGER

AMONG

GLACIER BANCORP, INC.

GLACIER BANK

FNBR HOLDING CORPORATION AND

FIRST NATIONAL BANK OF THE ROCKIES

DATED AS OF MAY 8, 2014

CONFIDENTIAL

i

CONFIDENTIAL

ii

CONFIDENTIAL

List of Schedules and Exhibits

SCHEDULES:

Schedule 3.1.1	Offices of FNBR/the Bank

Schedule 3.1.2	Third Party Consents Required by FNBR/the Bank

Schedule 3.1.3	Capital Stock – FNBR/the Bank

Schedule 3.1.4	Subsidiaries; Investments

Schedule 3.1.5	FNBR Financial Statements

Schedule 3.1.6	FNBR Properties

Schedule 3.17(iii)	Environmental Matters

Schedule 3.1.8	(v) (viii) (xvii)	Tax Deficiencies and Audits Consolidated Groups, etc. Tax Attributes

Schedule 3.1.10	FNBR Material Contracts
	(iii)	Contracts with Termination Fees

Schedule 3.1.15	Asset Classifications

Schedule 3.1.16	FNBR Litigation

Schedule 3.1.17	FNBR Insurance Policies

Schedule 3.1.19	FNBR Benefit Plans

Schedule 4.1.7	Compensation

Exhibit A: Index Group

iii

PLAN AND AGREEMENT OF MERGER

AMONG

GLACIER BANCORP, INC., GLACIER BANK,

FNBR HOLDING CORPORATION AND

FIRST NATIONAL BANK OF THE ROCKIES

This Plan and Agreement of Merger (the “Agreement”), dated as of May 8, 2014, is made by and between GLACIER BANCORP, INC. (“GBCI”), GLACIER BANK, FNBR HOLDING CORPORATION (“FNBR”) and FIRST NATIONAL BANK OF THE ROCKIES (the “Bank”).

PREAMBLE

The management and boards of directors of GBCI and FNBR believe that the proposed Merger, to be accomplished in the manner set forth in this Agreement, is in the best interests of the respective corporations and their shareholders.

RECITALS

A.	The Parties.

(1)	GBCI is a corporation duly organized and validly existing under Montana law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). GBCI’s principal office is located in Kalispell, Montana.

(2)	Glacier Bank is a duly organized and validly existing Montana state-chartered bank and a wholly owned subsidiary of GBCI. Glacier Bank maintains its principal office in Kalispell, Montana and operates multiple separately branded banking divisions (collectively, the “Glacier Bank Divisions”).

(3)	FNBR is a corporation duly organized and validly existing under Colorado law and is a registered bank holding company under the BHC Act. FNBR’s principal office is located in Grand Junction, Colorado.

(4)	The Bank is a national banking association, duly organized and validly existing under the federal laws of the United States of America, and wholly owned subsidiary of FNBR. The Bank’s principal office is located in Grand Junction, Colorado. In addition to its principal office, the Bank maintains branch offices in northwest Colorado in Meeker, Rangely, Craig, Hayden, Steamboat Springs and Oak Creek.

B.	The Transaction. On the Effective Date, (i) FNBR will merge with and into GBCI, with GBCI as the surviving entity, (ii) immediately thereafter, the Bank will merge with and into Glacier Bank, with Glacier Bank surviving as a wholly owned subsidiary of GBCI, and (iii) the former branches of the Bank will operate under the name and as part of “Bank of the San Juans, a division of Glacier Bank” (the “Division”), in the same general manner as the Glacier Bank Divisions.

C.	Board Approvals. The respective boards of directors of GBCI, Glacier Bank, FNBR and the Bank have approved this Agreement and authorized its execution and delivery.

1

D.	Other Approvals. The Merger is subject to:

(1)	Satisfaction of the conditions described in this Agreement;

(2)	Approval of this Agreement and/or the Merger by FNBR’s shareholders; and

(3)	Approval or acquiescence, as appropriate, of the Transaction by the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”), the Colorado State Banking Commissioner, the Commissioner of the Montana Division of Banking and Financial Institutions and any other agencies having jurisdiction over the Merger.

E.	Director and Shareholder Agreements. In connection with the parties’ execution of this Agreement, the directors of FNBR and the Bank, and each of the principal shareholders of FNBR, has entered into agreements pursuant to which, among other things, each agrees to vote his or her shares of FNBR capital stock in favor of the actions contemplated by this Agreement and to refrain from competing with GBCI and/or Glacier Bank and their respective successors for a period of time.

F.	Fairness Opinion. FNBR has received from St. Charles Capital, LLC an opinion to the effect that the Merger Consideration is fair from a financial point of view to FNBR’s shareholders.

G.	Merger Agreements. Concurrent with the parties’ execution of this Agreement providing for the merger of FNBR with and into GBCI (the “Merger”), the Bank and Glacier Bank have entered into a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”).

H.	Intention of the Parties – Tax Treatment. The parties intend that the Transaction shall qualify, for federal income tax purposes, as a tax-free reorganization under IRC Section 368(a), and that this Agreement shall constitute a “plan of reorganization” for purposes of IRC Section 368 of the Code.

AGREEMENT

In consideration of the mutual agreements set forth in this Agreement, GBCI, Glacier Bank, FNBR and the Bank agree as follows:

DEFINITIONS

The following capitalized terms used in this Agreement will have the following meanings:

“Acquisition Event” means any of the following: (i) a merger, consolidation or similar transaction involving FNBR, its Subsidiaries or any successor, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of FNBR or any of its Subsidiaries representing 25% or more of the consolidated assets of FNBR and its Subsidiaries, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 50% or more of the voting power of FNBR or its Subsidiaries, in each case with or by a Person or entity other than GBCI or one of its Subsidiaries.

“Acquisition Proposal” has the meaning assigned to such term in Section 4.1.10.

2

“Agreement” means this Plan and Agreement of Merger.

“ALLL” means allowance for possible loan and lease losses.

“Asset Classification” has the meaning assigned to such term in Section 3.1.15.

“Bank” means First National Bank of the Rockies, a national banking association that has its principal office in Grand Junction, Colorado and is wholly owned by FNBR.

“Bank Financial Statements” means the Bank’s (i) unaudited financial statements as of December 31, 2011, 2012 and 2013, and the related statements of income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2011, 2012, and 2013;and (ii) the Subsequent Bank Financial Statements.

“Bank Merger” means the merger of the Bank with and into Glacier Bank.

“Bank Merger Agreement” means the merger agreement described in Recital G.

“BHC Act” has the meaning assigned to such term in Recital A.

“Break-Up Fee” has the meaning assigned to such term in Section 7.7.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Montana and the State of Colorado are required by law to remain closed.

“CBCA” means the Colorado Business Corporation Act, as amended.

“Certificate” has the meaning assigned to such term in Section 1.6.1.

“Closing” means the closing of the Merger contemplated by this Agreement, as more fully specified in Section 2.2.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Plans” has the meaning assigned to such term in Section 3.1.19.

“Continuing Employees” has the meaning assigned to such term in Section 4.1.3(v).

“Division” has the meaning assigned to such term in Recital B.

“Effective Date” means the date on which the Effective Time takes place.

“Effective Time” means the time the Merger becomes effective under the MBCA and the CBCA.

“Employees” has the meaning assigned to such term in Section 3.1.19.

“Environmental Laws” has the meaning assigned to such term in Section 3.1.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3

“ERISA Affiliate” means, with respect to FNBR, any other entity that is considered one employer with FNBR under Section 4001 of ERISA or Section 414 of the IRC.

“Exchange Act” has the meaning assigned to such term in Section 3.1.5.

“Exchange Agent” means American Stock Transfer and Trust Co.

“Exchange Fund” has the meaning assigned to such term in Section 1.5.

“Execution Date” means the date of this Agreement.

“Executive Officers,” with respect to GBCI and/or Glacier Bank means Michael J. Blodnick and Ronald Copher.

“Executive Officers,” with respect to FNBR means Pete Waller, Chairman, President & Chief Executive Officer, and with respect to the Bank means Pete Waller, Kevin Cochran, Executive Vice President and Chief Financial Officer, and Greg Dixon, Executive Vice President and Chief Credit Officer.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FNBR Capital” means FNBR’s capital stock, surplus and retained earnings determined in accordance with GAAP on a consolidated basis, applied on a consistent basis for financial institutions, and calculated in the same manner in which FNBR’s consolidated tangible equity capital of $32,688,200 at March 31, 2014 was calculated, after giving effect to adjustments, calculated in accordance with GAAP, for accumulated other comprehensive income or loss as reported on FNBR’s or the Bank’s balance sheet. In calculating FNBR Capital, purchase accounting adjustments, FNBR Transaction Expenses up to $450,000 and change-in-control payments due under salary continuation agreements will not be taken into account.

“FNBR Closing Capital” has the meaning assigned to such term in Section 4.12.

“FNBR Contract” has the meaning assigned to such term in Section 3.1.2.

“FNBR Financial Statements” means FNBR’s (i) audited consolidated financial statements as of December 31, 2011 and 2012 and the related statements of income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2011 and 2012;(ii) FNBR’s unaudited consolidated financial statements as of December 31, 2013, and the related statements of income, cash flows and changes in shareholders’ equity for the year ended December 31, 2013; and (iii) the Subsequent FNBR Financial Statements.

“FNBR Meeting” has the meaning assigned in Section 4.2.2.

“FNBR Stock” means the shares of FNBR common stock, no par value, issued and outstanding from time to time.

“FNBR Transaction Expenses” means all costs and expenses incurred or to be paid by FNBR or the Bank as of the Closing Date in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the Merger, including investment advisory, accounting and legal fees and expenses, and payments due under salary continuation agreements.

4

“GAAP” means United States generally accepted accounting principles.

“GBCI” is Glacier Bancorp, Inc., a Montana corporation that has its principal place of business in Kalispell, Montana, and that is a bank holding company registered pursuant to the BHC Act.

“GBCI Average Closing Price” has the meaning assigned to such term in Section 1.3(i).

“GBCI Common Stock” means the shares of GBCI common stock, $0.01 par value per share, issued and outstanding from time to time.

“GBCI Contract” has the meaning assigned to such term in Section 3.2.2.

“GBCI Financial Statements” means GBCI’s (i) audited consolidated balance sheets as of December 31, 2012 and 2013 and the related audited consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2012 and 2013; (ii) unaudited consolidated balance sheet as of the end of each fiscal quarter following December 31, 2013 but preceding the Execution Date, and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for each such quarter; and (iii) unaudited consolidated balance sheets and related consolidated statements of income and shareholders’ equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

“GBCI Shares” means the shares of GBCI Common Stock to be issued to the holders of FNBR Stock as Merger Consideration in accordance with Section 1.2.2.

“Glacier Bank Divisions” has the meaning assigned to such term in Recital A.

“Hazardous Substances” has the meaning assigned to such term in Section 3.1.7.

“Independent Accountants” has the meaning assigned to such term in Section 4.12.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Knowledge” has the following meanings: (i) FNBR will be deemed to have “Knowledge” of a particular fact or matter if any Executive Officer of FNBR or the Bank has actual knowledge of such fact or matter or if any such person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonable inquiry into such areas of FNBR’s and the Bank’s business that are under such individual’s general area of responsibility; and (ii) GBCI will be deemed to have “Knowledge” of a particular fact or matter if any Executive Officer of GBCI has actual knowledge of such fact or matter or if any such person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonable inquiry into such areas of GBCI’s business that are under such individual’s general area of responsibility.

“Liens” means, collectively, liens, pledges, security interests, claims, preemptive or subscriptive rights or other encumbrances or restrictions of any kind.

“Loans” has the meaning assigned to such term in Section 3.1.21(i).

5

“Material Adverse Effect” with respect to a Person means an effect that: (i) is materially adverse to the business, financial condition, results of operations or prospects of the Person and its Subsidiaries taken as a whole; (ii) significantly and adversely affects the ability of the Person to consummate the Merger on or by the Termination Date or to perform its material obligations under this Agreement; or (iii) enables any Person to prevent the consummation of the Merger on or by the Termination Date; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any (a) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities or other changes affecting depository institutions generally that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, including changes in general economic conditions and changes in prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, (b) acts of terrorism or war; (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP; (d) any modifications or changes made by FNBR to its or its Subsidiaries’ general business practices or policies as may be required by GBCI so as to be consistent with the practices or policies of GBCI; or (e) actions or omissions of a party taken with the prior consent of the other, in contemplation of the transactions contemplated hereby, as required or permitted hereunder, as required under any regulatory approval received in connection with the Merger or which have been waived in writing by the other party.

“MBCA” means the Montana Business Corporations Act, as amended.

“Merger Consideration” means the aggregate consideration contemplated by Section 1.2.2.

“Merger” means the merger of FNBR with and into GBCI.

“OCC” means the Office of the Comptroller of the Currency.

“Pension Plan” has the meaning assigned to such term in Section 3.1.19.

“Per Share Cash Consideration” has the meaning assigned to such term in Section 1.2.2(i).

“Per Share Stock Consideration” has the meaning assigned to such term in Section 1.2.2(ii).

“Person” includes an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization.

“Plan” has the meaning assigned to such term in Section 3.1.19.

“Properties,” with respect to any party to this Agreement, means properties or other assets owned or leased by such party or any of its Subsidiaries including, with respect to FNBR, Real Property.

“Proposed Dissenting Shares” means those shares of FNBR Stock as to which shareholders have properly given notice of their intent to assert appraisal rights pursuant to Section 7-113-202 of the CBCA.

“Prospectus/Proxy Statement” means the Prospectus/Proxy Statement referred to in Section 4.2.1, to be provided to all shareholders of FNBR in connection with their consideration and approval of the Merger.

“Real Property” means any real property that FNBR or the Bank owns in fee title, other than “other real estate owned.”

6

“Registration Statement” has the meaning assigned to such term in Section 4.2.1.

“Reports” has the meaning assigned to such term in Section 3.1.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning assigned to such term in Section 3.1.5.

“Securities Laws” has the meaning assigned to such term in Section 3.1.5.

“Subject Property” has the meaning assigned to such term in Section 3.1.7.

“Subsequent Bank Financial Statements” means the Bank’s unaudited balance sheets and related statements of income and shareholders’ equity for each month after December 31, 2013 and before Closing or the Termination Date, as the case may be, prepared in accordance with Section 4.1.8.

“Subsequent FNBR Financial Statements” means FNBR’s (i) audited consolidated financial statements as of December 31, 2013, and the related statements of income, cash flows and changes in shareholders’ equity for the year ended December 31, 2013; and (ii) unaudited consolidated balance sheets and related consolidated statements of income and shareholders’ equity for each month after December 31, 2013 and before Closing or the Termination Date, as the case may be, prepared in accordance with Section 4.1.8.

“Subsidiary” with respect to any party to this Agreement means any Person in which such party owns, directly or indirectly, the majority of outstanding capital stock or voting power.

“Superior Proposal” means, with respect to FNBR and/or the Bank, any Acquisition Proposal made by a Person other than GBCI or its Subsidiary(A) that is for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving FNBR or the Bank, (ii) a sale, lease, exchange, transfer, or other disposition of at least 25% of the assets of FNBR or the Bank, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of the FNBR Stock or the Bank’s outstanding shares whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (B) that is otherwise on terms which the Board of Directors of FNBR in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (y) is reasonably probable of being completed.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

7

“Termination Date” means the date on which termination of this Agreement takes place under Section 7.

“Title Companies” has the meaning assigned to such term in Section 4.1.11.

“Total Cash Consideration” has the meaning assigned to such term in Section 1.1(i).

“Total Stock Consideration” has the meaning assigned to such term in Section 1.1(ii).

“Trading Day” has the meaning assigned to such term in Section 1.3(ii).

“Transaction” means the Merger and the Bank Merger.

SECTION 1.

TERMS OF TRANSACTION

1.1	Effect of Merger; Bank Merger. Upon Closing of the Merger, pursuant to the provisions of the MBCA and the CBCA, all shares of FNBR Stock issued and outstanding immediately prior to Closing, except for Proposed Dissenting Shares, will, by virtue of the Merger and without any action on the part of any holder of shares of FNBR Stock, be converted into the right to receive in the aggregate:

(i)	$16,344,100 in cash (the “Total Cash Consideration”), which is subject to adjustment pursuant to Section 1.2.2(i); and

(ii)	555,733 shares of GBCI Common Stock (the “Total Stock Consideration”), which is subject to adjustment pursuant to Sections 7.2.2 and 7.3.1.

Immediately following the Merger, pursuant to the Bank Merger Agreement, the Bank will be merged into Glacier Bank, with Glacier Bank as the resulting bank. It is anticipated that the former Bank branches will operate after Closing under the name and as part of “Bank of the San Juans, a division of Glacier Bank,” consistent with how the Glacier Bank Divisions are operated.

1.2	Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time:

1.2.1	Outstanding GBCI Common Stock. The shares of GBCI Common Stock issued and outstanding immediately prior to the Effective Time will, on and after the Effective Time, remain as issued and outstanding shares of GBCI.

1.2.2	Outstanding FNBR Stock. Each share of FNBR Stock issued and outstanding immediately prior to Closing, except for Proposed Dissenting Shares, will be converted into and represent the right to receive from GBCI (i) the Per Share Cash Consideration and (ii) the Per Share Stock Consideration (the “Merger Consideration”). For purposes of this Agreement, the following terms have the following meanings:

(i)	“Per Share Cash Consideration” means (a) the difference between $16,344,100 and the amount, if any, by which the FNBR Closing Capital is less than $32,688,200, divided by (b) the number of shares of FNBR Stock outstanding on the Effective Date.

(ii)	“Per Share Stock Consideration” means the number of shares of GBCI Common Stock determined by dividing the Total Stock Consideration by the number of shares of FNBR Stock outstanding on the Effective Date.

8

1.3	No Fractional Shares. No fractional shares of GBCI Common Stock will be issued. In lieu of fractional shares, if any, each holder of FNBR Stock who is otherwise entitled to receive a fractional share of GBCI Common Stock will receive an amount of cash equal to the product of such fractional share times the GBCI Average Closing Price. Such fractional share interests will not include the right to vote or receive dividends or any interest on dividends. For purposes of this Agreement, the following terms have the following meanings:

(i)

“GBCI Average Closing Price” means the average of the volume weighted closing price (rounded to the nearest one thousandth) of GBCI Common Stock on the NASDAQ Global Market for the twenty (20) Trading Days immediately preceding the tenth (10th) day prior to the Closing Date.

(ii)	“Trading Day” means a day on which GBCI Common Stock is traded on the NASDAQ Global Market.

1.4	Payment to Dissenting Shareholders. Proposed Dissenting Shares will have the rights provided by the CBCA.

1.5	Deposit of Cash and Shares. On or before the Effective Date, GBCI will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing FNBR Stock, for exchange in accordance with this Section 1.5, (i) certificates representing the GBCI Shares; (ii) the aggregate cash consideration for payment of the Per Share Cash Consideration; and (iii) the cash in lieu of fractional shares to be paid in accordance with Section 1.3. Such cash and certificates for GBCI Shares, together with any dividends or distributions with respect thereto, are referred to in this Agreement as the “Exchange Fund.”

1.6	Certificates.

1.6.1	Letter of Transmittal. Within two Business Days after the Effective Date, GBCI will cause the Exchange Agent to mail to each holder of record of a certificate evidencing shares of FNBR Stock (a “Certificate”) a form letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in accordance with Section 1.6.2.

1.6.2	Surrender of Certificates. Subject to Section 1.4, each Certificate will, from and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive the Merger Consideration (and cash for fractional shares) payable with respect to such Certificate. Following the Effective Date, holders of Certificates will exchange their Certificates in accordance with instructions provided by the Exchange Agent pursuant to Section 1.6.1 and together with a properly completed and executed form of transmittal letter in order to affect their exchange for, as applicable, (i) certificates representing GBCI Common Stock; (ii) a check or, at the election of the FNBR shareholder, a wire transfer (but only if the amount of cash included in that shareholder’s Merger Consideration exceeds $100,000), representing the cash consideration to be received pursuant to Section 1.2.2; and/or (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until a Certificate is so surrendered, the holder will not be entitled to receive his, her or its portion of the Merger Consideration.

9

1.6.3	Issuance of Certificates in Other Names. Any Person requesting that any certificate evidencing GBCI Shares be issued in a name other than the name in which the surrendered Certificate is registered must: (1) establish to the Exchange Agent’s satisfaction the right to receive the certificate evidencing GBCI Shares and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent’s satisfaction that all applicable taxes have been paid or are not required.

1.6.4	Lost, Stolen, and Destroyed Certificates. With respect to a Certificate that has been lost, stolen or destroyed, the Exchange Agent will be authorized to issue or pay the holder’s portion of the Merger Consideration in exchange thereof, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns FNBR Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2) any appropriate affidavit or security the Exchange Agent may require, and (3) any reasonable assurances that the Exchange Agent or GBCI may require.

1.6.5	Rights to Dividends and Distributions. After the Effective Date, no holder of any Certificate will be entitled to receive any dividends or other distributions otherwise payable to holders of record of GBCI Common Stock on any date on or after the Effective Date, unless the holder (1) is entitled by this Agreement to receive a certificate representing GBCI Common Stock and (2) has surrendered in accordance with this Agreement his, her or its Certificates (or has met the requirements of Section 1.6.4) in exchange for certificates representing GBCI Shares. Surrender of Certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of FNBR Stock on a date before the Effective Date. When the holder surrenders his, her or its Certificates in exchange for GBCI Shares, the holder will become a shareholder of record and will receive the amount, without interest, of any cash dividends and any other distributions distributed on or after the Effective Date on the whole number of GBCI Shares into which the holder’s FNBR Stock was converted at the Effective Time.

1.6.6	Checks in Other Names. Any Person requesting that a check for cash to be received in the Merger or cash in lieu of fractional shares be issued in a name other than the name in which the Certificate surrendered in exchange for the cash is registered, must establish to the Exchange Agent’s satisfaction the right to receive this cash.

1.6.7	Undelivered Certificates. Any portion of the Exchange Fund that remains unclaimed by shareholders of FNBR on a date that is six months after the Effective Date may be paid to GBCI, at GBCI’s election. To the extent so paid, holders of FNBR Stock who have not, prior to such time, complied with the provisions of this Section 1.6 will, from such time forward, look only to GBCI for payment of the Merger Consideration, the cash in lieu of fractional shares, and/or unpaid dividends and distributions on the GBCI Shares deliverable with respect to each share of FNBR Stock held by such holder as determined pursuant to this Agreement, in each case, without any interest. Neither GBCI nor FNBR will be liable to any holder of FNBR Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

10

SECTION 2.

CLOSING OF TRANSACTION

2.1	Effective Date. The Merger shall be consummated at the Effective Time by the filing with and acceptance by the Montana Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the MBCA, and by the issuance of a Certificate of Merger by the Secretary of State of Montana. Unless GBCI and FNBR agree upon a different date, the Effective Date will occur on the date of Closing. If the Effective Date does not occur on or prior to the Termination Date and the parties do not mutually agree in writing to extend the Termination Date, either party may terminate this Agreement in accordance with Section 7.1.

2.2	Events of Closing. Closing shall occur within five (5) Business Days after fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) covered by Section 5, or such other date as may be agreed upon by the parties. At the Closing, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document at the Closing or otherwise defaults under this Agreement on or prior to the Effective Date, then the Merger will not occur unless the adversely affected party waives the default.

2.3	Manner and Time of Closing. The Closing will take place remotely via the electronic exchange of documents and signatures, at 9:00 a.m. Mountain Time, or such other time as the parties agree.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of FNBR and the Bank. Each of FNBR and the Bank represents and warrants to GBCI and the Bank that, except as disclosed in a Schedule to this Agreement:

3.1.1	Organization and Good Standing. FNBR is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. The Bank is a national banking association duly organized, validly existing and in good standing under the federal laws of the United States of America and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. The locations of all offices, including approved and unopened offices of FNBR and the Bank are listed in Schedule 3.1.1.

3.1.2

Corporate Authority. Its execution, delivery and performance of this Agreement does not and will not, and its consummation of the Merger will not, constitute or result in: (1) a breach or violation of, or a default under, its articles of incorporation or bylaws; (2) other than as disclosed on Schedule 3.1.2, a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation by which it or any of its Subsidiaries is bound or to which it or any of its Subsidiaries is a party (collectively, the “FNBR Contracts”); or (3) a material violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it is subject; or (4) any change in the rights or obligations of any party

11

under any of the FNBR Contracts. Schedule 3.1.2 contains a list of all consents FNBR or the Bank must obtain from third parties under any FNBR Contracts before consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect.

3.1.3	Capital Stock.

(i)	The authorized capital stock of FNBR consists of 1,000,000 shares of FNBR Stock, no par value. A total of 167,084.60 shares of FNBR Stock are issued and outstanding as of the date of this Agreement, all of which were validly issued and are fully paid and nonassessable.

(ii)	The authorized capital stock of the Bank consists of 200,000 shares of common stock, $10.00 par value per share. A total of 200,000 shares of Bank Common Stock are issued and outstanding as of the date of this Agreement, all of which are owned by FNBR free and clear of all liens, claims, encumbrances and restrictions on transfer, other than (a) as disclosed on Schedule 3.1.3 or (b) the restrictions imposed by applicable federal and state securities laws, and all of which are validly issued, fully paid and nonassessable, except to the extent of any assessment required under 12 U.S.C. § 55.

(iii)	No shares of FNBR Stock are reserved for issuance. Except as set forth in Schedule 3.1.3, there are no preemptive rights or any outstanding subscriptions, warrants, options, conversion privileges, rights or commitments of FNBR or its Subsidiaries of any character, kind or nature (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities), and neither FNBR nor the Bank has issued or is obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

3.1.4	Subsidiaries; Investments.

(i)	Other than the Bank, FNBR has no Subsidiaries other than Rio Blanco Properties, LLC, which FNBR anticipates will cease to exist prior to or at Closing pursuant to Section 4.1.3(iv), and the Bank has no Subsidiaries.

(ii)	Schedule 3.1.4 lists all investments (except investments in securities issued by federal, state or local government or any subdivision or agency thereof) made by FNBR or the Bank. All such investments comply with all applicable laws and regulations, including without limitation the BHC Act.

3.1.5	Reports and Financial Statements.

(i)	Filing of Reports. Since January 1, 2008, each of FNBR and the Bank has filed all reports and statements, together with any required amendments to these reports and statements, that they were required to file with (1) the Federal Reserve, (2) the OCC and (3) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates.

12

(ii)	Delivery to Other Party of Reports. FNBR has delivered or otherwise made available to GBCI a copy of each and any registration statement, offering circular, report, definitive proxy statement or information statement (collectively, its “Reports”) under the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), and state securities and “Blue Sky” laws (collectively, the “Securities Laws”) filed, used or circulated by it or the Bank with respect to periods since January 1, 2008, through the Execution Date.

(iii)	Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iv)	Financial Statements. Each of FNBR’s and the Bank’s balance sheets included in the FNBR Financial Statements and the Bank Financial Statements, respectively, fairly presents (or, in the case of such financial statements for periods ending on a date following the Execution Date, will fairly present) the financial position of FNBR and the Bank as of the date of such balance sheet. Except as disclosed in Schedule 3.1.5, each of the statements of income, cash flows and shareholders’ equity included in the FNBR Financial Statements and the Bank Financial Statements fairly presents the results of operations, shareholders’ equity and cash flows, as the case may be, of FNBR and the Bank for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted in these statements. Neither FNBR nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that are required to be included in the FNBR Financial Statements pursuant to GAAP, except for liabilities or obligations reflected or reserved against in the FNBR Financial Statements, or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012 that have been disclosed to GBCI.

3.1.6	Properties.

(i)

FNBR and its Subsidiaries are not a party to any real property lease, whether as landlord, tenant, guarantor or otherwise, except as disclosed in Schedule 3.1.6. Except as disclosed or reserved against in the FNBR Financial Statements or in Schedule 3.1.6, FNBR and/or one of its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for taxes not yet delinquent or pledges to secure deposits and other security provided in the ordinary course of business including, without limitation, security for Federal Home Loan Bank borrowings, federal funds and repurchase agreements) to all of the properties and assets, tangible or intangible, reflected in the FNBR Financial Statements as being owned or leased by any of them as of the Execution Date. To the

13

Knowledge of FNBR, except as disclosed in Schedule 3.1.6, all buildings and structures on the Real Property and the equipment located thereon are in all material respects in good operating condition and repair (ordinary wear and tear excepted) and conform in all material respects to all applicable laws, ordinances and regulations.

(ii)	All buildings and all fixtures, equipment and other property and assets that are material to FNBR’s business on a consolidated basis are owned by it or one of its Subsidiaries or are held under leases or subleases by it or one of its Subsidiaries, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles).

(iii)	Schedule 3.1.1 lists all of its existing branches and offices and all new branches or offices that the Bank has applied to establish or purchase, along with the estimated cost to establish or purchase those new branches.

(iv)	FNBR has provided to GBCI copies of existing title policies, if any, held in its files relating to the Real Property, and, to the Knowledge of FNBR, no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies (other than Liens for taxes not yet delinquent).

3.1.7	Environmental Matters.

(i)	For purposes of this Section 3.1.7, the following definitions apply:

(1)	“Subject Property” with respect to a party and each of its Subsidiaries means (i) all real property at which its business has been conducted, and any property where under any Environmental Law it is deemed to be the present or past owner or operator of the property; (ii) any facility in which it is or was the owner or operator of the facility; and (iii) all other real property that, for purposes of any Environmental Law, it otherwise could be deemed to be a present or past owner or operator of or as otherwise having control over.

(2)	“Environmental Laws” means any federal, state or local law, regulation, order, decree, judgment, judicial opinion, or any agreement between FNBR or any of its Subsidiaries and any Governmental Entity presently in effect relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the protection of human health or the environment.

(3)	“Hazardous Substances” means any substance, material or waste that is (a) defined as a “hazardous substance” in 42 USC § 9601(14), (b) defined as a “pollutant or contaminant” in 33 USC § 1362(6), (c) defined as a “hazardous waste” in 42 USC § 6903(5), or (d) petroleum or a petroleum product or any other substance defined as “hazardous,” “dangerous” or “toxic” under any federal or state law or regulation enacted for the protection of human health or the environment; provided, however, that supplies and materials used by FNBR and/or its Subsidiaries for general office purposes will not be deemed to be Hazardous Substances for the purposes of this Agreement.

14

(ii)	To the Knowledge of FNBR, (A) FNBR, its Subsidiaries and the Subject Property are, and have been, in material compliance with all applicable Environmental Laws, and (B) no circumstances exist that would result in a material violation of such Environmental Laws.

(iii)	None of the following exists, and to FNBR’s Knowledge, no reasonable basis for any of the following exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving FNBR, any of its Subsidiaries or any Subject Property, the occurrence or existence of which would result in a Material Adverse Effect, relating to:

(1)	an asserted liability of FNBR or any of its Subsidiaries or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

(2)	except as set forth in Schedule 3.1.7(iii), the handling, storage, use, transportation, removal, release or disposal of Hazardous Substances;

(3)	the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

(4)	personal injuries or damage to the Subject Property related to or arising out of the use, disposal or release of Hazardous Substances.

(iv)	No drums, barrels or storage tanks underground or otherwise are present on the Subject Property or, if present, none of such receptacles are leaking and each of them is in full compliance with all applicable Environmental Laws (except where the failure to be in full compliance would not have a Material Adverse Effect on FNBR). With respect to any Subject Property, except as permitted by applicable Environmental Laws, neither FNBR nor any of its Subsidiaries owns, possesses or controls any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material, the existence of which would have a Material Adverse Effect. Any asbestos or asbestos-containing material on the Subject Property is properly contained in compliance with all applicable Environmental Laws, and there is no threat that asbestos or asbestos-containing materials will be released into the environment. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on or from any Subject Property, except in compliance with applicable Environmental Laws (except where failure to be in compliance would not have a Material Adverse Effect on FNBR).

15

(v)	To the Knowledge of FNBR, no part of the Subject Property has been or is scheduled for investigation, monitoring or other remedial action under any applicable Environmental Law.

(vi)	No condition from, on or under the Subject Property exists with respect to the Subject Property which would have a Material Adverse Effect that would require remediation under applicable Environmental Laws.

3.1.8	Taxes.

(i)	Tax Returns and Payment of Taxes. FNBR and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all respects. Except as disclosed on Schedule 3.1.8(v), neither FNBR nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by FNBR or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, FNBR has made an adequate provision for such Taxes in FNBR’s financial statements (in accordance with GAAP). FNBR’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by FNBR and its Subsidiaries through the date of such financial statements. Neither FNBR nor any of its Subsidiaries has incurred any liability for Taxes since the date of FNBR’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(ii)	Availability of Tax Returns. FNBR has made available to GBCI complete and accurate copies of all federal, state, local and foreign income, franchise and other Tax Returns filed by or on behalf of FNBR or its Subsidiaries for any Tax period ending after January 1, 2009.

(iii)	Withholding. FNBR and each of its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(iv)	Liens. There are no Liens for Taxes upon the assets of FNBR or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in FNBR’s financial statements.

(v)

Tax Deficiencies and Audits. Except as disclosed on Schedule 3.1.8(v), no deficiency for any amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against FNBR or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of FNBR or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of FNBR or any of its Subsidiaries. Schedule 3.1.8(v)

16

lists all federal state, local and non-U.S. income Tax Returns filed with respect to FNBR and any of its Subsidiaries for taxable periods ended on or after January 1, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(vi)	Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where FNBR and its Subsidiaries do not file Tax Returns that FNBR or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(vii)	Tax Rulings. Neither FNBR nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(viii)	Consolidated Groups, Transferee Liability and Tax Agreements. Except as set forth on Schedule 3.1.8(viii), neither FNBR nor any of its Subsidiaries (a) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (b) has any liability for Taxes of any Person (other than FNBR or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or foreign law), as a transferee or successor, by contract, or otherwise, or (c) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(ix)	Change in Accounting Method. Neither FNBR nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise.

(x)	Post-Closing Tax Items. FNBR and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (b) installment sale or open transaction disposition made on or prior to the Closing Date, (c) prepaid amount received on or prior to the Closing Date or (d) election under Section 108(i) of the Code.

(xi)	Ownership Changes. Without regard to this Agreement, neither FNBR nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(xii)	US Real Property Holding Corporation. Neither FNBR nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

17

(xiii)	Code Section 355. Neither FNBR nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(xiv)	Reportable Transactions. Neither FNBR nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations 1.6011-4(b).

(xv)	Code Section 6662. Each of FNBR and its Subsidiaries has disclosed on its federal income Tax Returns all position taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(xvi)	Code Section 280G. Neither FBR nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any payments that are not deductible under Section 280G of the Code.

(xvii)	Tax Attributes. Schedule 3.1.8(xvii) sets forth the following information with respect to each of FNBR’s and its Subsidiaries as of the most recent practicable date: (a) the basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution; (c) the amount of any deferred gain or loss arising out of any intercompany transaction; and (d) the amount of any excess loss account in the stock of a Subsidiary.

3.1.9	Absence of Regulatory Action. Neither FNBR nor any of its Subsidiaries is in violation of any statute, rule or governmental regulation applicable to them (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers), which violation is reasonably likely to have a Material Adverse Effect on FNBR or any of its Subsidiaries. Neither FNBR nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor have they been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

3.1.10	Material Agreements.

(i)	Except for arrangements made after the Execution Date and in accordance with the terms of this Agreement, FNBR and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the date of this Agreement and (2) has not been set forth in Schedule 3.1.10.

(ii)	Neither FNBR nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument, which default would result in a Material Adverse Effect on FNBR.

(iii)	Except as set forth in Schedule 3.1.10(iii), there are no vendor termination fees, early termination payments, change in control payments or similar charges or costs in excess of $25,000 per individual contract arising from any vendor contract to which FNBR or the Bank is a party.

18

3.1.11	Compliance with Laws. FNBR and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit FNBR or its Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on them. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Knowledge of FNBR, no suspension or cancellation of any of them is threatened.

3.1.12	Knowledge as to Conditions. FNBR knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1 cannot be obtained.

3.1.13	No Material Adverse Effect. Since December 31, 2012, (i) FNBR and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and (ii) there has not been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on FNBR or any of its Subsidiaries.

3.1.14	Completeness of Representations. No representation or warranty made by or with respect to FNBR or its Subsidiaries in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

3.1.15	Asset Classification.

(i)	Schedule 3.1.15 sets forth a list, accurate and complete, as of March 31, 2014 except as otherwise expressly noted, and separated by category of classification or criticism (“Asset Classification”), of the aggregate amounts of loans, extensions of credit and other assets of FNBR and its Subsidiaries that have been criticized or classified by any internal audit conducted by FNBR, taking into account any assets that have been criticized or classified by any governmental or regulatory authority.

(ii)	Except as shown in Schedule 3.1.15, no amounts of its loans, extensions of credit or other assets that have been classified or criticized by any representative of any governmental entity as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss” or words of similar effect as of March 31, 2014 are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by FNBR or its Subsidiaries before the date of this Agreement.

3.1.16	Litigation. Except as shown on Schedule 3.1.16, no litigation, proceeding or controversy before any court or governmental agency is pending (other than routine foreclosure

19

proceedings), and there is no pending claim, action or proceeding against FNBR or any of its Subsidiaries and, to the Knowledge of FNBR, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

3.1.17	Insurance. FNBR and each of its Subsidiaries have taken all requisite action (including the making of claims and the giving of notices) under their respective directors’ and officers’ liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to them (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 3.1.17 lists all directors’ and officers’ liability insurance policies and other material insurance policies maintained by FNBR or its Subsidiaries.

3.1.18	Labor Matters. Neither FNBR nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. Neither FNBR nor any of its Subsidiaries is the subject of any proceeding: (1) asserting that they have committed an unfair labor practice or (2) seeking to compel them to bargain with any labor organization as to wages or conditions of employment. No strike involving FNBR or its Subsidiaries is pending or, to FNBR’s Knowledge, threatened. FNBR has no Knowledge of any activity involving its or the Bank’s employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

3.1.19	Employee Benefits.

(i)	For purposes of this Agreement, “Plan” or “Plans”, individually or collectively, means any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by FNBR or its Subsidiaries, as the case may be. FNBR and its Subsidiaries are not now nor have ever been a contributing employer to or sponsor of a multiemployer plan or a single employer plan subject to Title IV of ERISA.

(ii)	Schedule 3.1.19 sets forth a list, as of the Execution Date, of (a) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, and (b) all other material employee benefit plans, programs, policies, agreements, collective bargaining agreements or other arrangements providing for compensation, severance, performance awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded that is or has been sponsored, maintained, contributed to, or required to be contributed to, by FNBR or its Subsidiaries for the benefit of any employee or former employee of FNBR or its Subsidiaries (its “Compensation Plans”). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering its current employees or those of its Subsidiaries (collectively, “Employees”), including Plans and related amendments, have been made available to GBCI.

(iii)

All of its Plans covering Employees (other than “multi-employer plans” within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in compliance (both in form and operation) with ERISA. Each of its

20

Plans that is an “employee pension benefit plan” within the meaning of ERISA Section 3(2) (“Pension Plan”) and that is intended to be qualified under IRC Section 401(a), has either received a favorable determination letter from the Internal Revenue Service or consists of a master, prototype, or volume submitter plan which has received an opinion or advisory letter from the Internal Revenue Service upon which FNBR may rely, as of the date hereof no such determination letter has been revoked, no revocation has been threatened, and nothing has occurred since the date of such letter that could adversely affect the qualified status of each such Plan. All such Plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period. There are no material audits, inquiries or legal actions pending or, to the Knowledge of FNBR, threatened by the Internal Revenue Service or the U.S. Department of Labor. No litigation relating to its Plans is pending or, to FNBR’s Knowledge, threatened. Neither FNBR nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that could subject it or any of its Subsidiaries to a tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i) in an amount that would be material.

(iv)	All material contributions required to be made by FNBR or any of its Subsidiaries under the terms of any of its Plans have been timely made or have been reflected in the FNBR Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of IRC Section 412 or ERISA Section 302. Neither FNBR nor any of its Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under IRC Sections 401(a)(29) or 412(f)(3) or ERISA Sections 306, 307 or 4204.

(v)	Except as disclosed in the FNBR Financial Statements or in Schedule 3.1.19, neither FNBR nor any of its Subsidiaries has any obligations for retiree health and life benefits.

(vi)	No provision of the documents governing any Plan contains restrictions on the rights of FNBR or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan other than normal liabilities for benefits.

(vii)	Except as disclosed in the FNBR Financial Statements or otherwise disclosed in this Agreement or in Schedule 3.1.19, the Merger will not result in (a) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (b) any material increase in benefits under any Compensation Plan, (c) payment of any severance, true-up, change in control or similar payments or compensation under any Compensation Plan, or (d) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. Except as otherwise set forth in Schedule 3.1.19, all payments set forth in Schedule 3.1.19 have been properly accrued in accordance with GAAP.

(viii)	Except as disclosed in Schedule 3.1.19, neither FNBR nor any of its Subsidiaries maintains an executive supplemental retirement plan or similar arrangement.

21

(ix)	All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the IRC with respect to each Plan. The requirements of COBRA have been meet with respect to each applicable Plan

(x)	Each Compensation Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulation, notices, rulings, and final regulations).

3.1.20	Broker’s or Finder’s Fees. Except for the fees of St. Charles Capital, LLC to obtain a fairness opinion and for other advisory services related to the Merger pursuant to an agreement that has been disclosed to GBCI, no agent, broker, person or firm acting on behalf of FNBR or the Bank, or under their authority, is or will be entitled to any commission, broker’s, finder’s or financial advisory fee in connection with the Transaction.

3.1.21	Loans; Loan Loss Reserves.

(i)	Each loan, loan agreement or commitment, note or borrowing arrangement in which the Bank is a creditor and any extensions, renewals or continuations thereof (collectively, the “Loans”) (a) is evidenced by notes, agreements or other appropriate and sufficient evidences of indebtedness that are in all material respects true, genuine and what they purport to be, (b) to the extent secured, has been secured by valid Liens which have been perfected and (c) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by the Bank

(ii)	Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance in all material respects with the relevant notes or other credit or security documents and the Bank’s written underwriting standards.

(iii)	The reserve for possible loan and lease losses of the Bank is and will be on the Closing Date funded in accordance with GAAP to provide for possible or specific losses, net of recoveries relating to loans previously charged off. In the opinion of the Executive Officers of FNBR and the Bank, such reserve is and will be on the Closing Date adequate to absorb anticipated loan losses.

(iv)	Since December 31, 2009, the Bank has not foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable bank regulatory environmental due diligence standards or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

22

3.2	Representations and Warranties of GBCI and Glacier Bank. Except as disclosed in a schedule to this Agreement, each of GBCI and Glacier Bank represents and warrants to FNBR and the Bank that:

3.2.1	Organization and Good Standing. GBCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank, a statutory trust or a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted.

3.2.2	Corporate Authority. The execution, delivery and performance by GBCI and Glacier Bank of this Agreement does not and will not, and the consummation by GBCI and Glacier Bank of the Transaction will not, constitute or result in: (1) a breach or violation of, or a default under, either of their articles of incorporation or bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation by which either of them is bound or to which either of them is a party (collectively, the “GBCI Contracts”); or (3) a material violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which either of them is subject; or (4) any change in the rights or obligations of any party under any of the GBCI Contracts.

3.2.3	Capital Stock.

(i)	The authorized capital stock of GBCI consists of 117,187,500 shares of GBCI Common Stock, par value $0.01 per share. A total of 74,465,666 shares of GBCI Common Stock were issued and outstanding as of March 31, 2014, all of which were validly issued and are fully paid and nonassessable. As of March 31, 2014, options to acquire 3,000 shares of GBCI Common Stock have been granted and are outstanding.

(ii)	No unissued shares of common stock or any other securities of GBCI are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in GBCI’s Reports, and GBCI has not issued and is not obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

3.2.4	Reports and Financial Statements.

(i)	Filing of Reports. Since January 1, 2008, GBCI and each of its Subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements, that they were and will be required to file with (1) the SEC, (2) the Federal Reserve, (3) the FDIC, and (4) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates.

23

(ii)	Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date), each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or, in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iii)	Financial Statements. Each of GBCI’s balance sheets included in the GBCI Financial Statements have been prepared in conformity with GAAP and fairly presents (or, in the case of GBCI Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of GBCI and its Subsidiaries as of the date of the balance sheet. Each of the statements of income, cash flows and shareholders’ equity included in the GBCI Financial Statements, fairly presents (or, in the case of GBCI Financial Statements to be prepared and filed with the SEC pursuant to GBCI’s reporting obligations under the Exchange Act for periods ending on a date following the Execution Date, will fairly present) the results of operations, shareholders’ equity and cash flows, as the case may be, of GBCI and its Subsidiaries for the periods set forth in these statements, in each case in accordance with GAAP, except as may be noted in these statements.

3.2.5	Financing and Shares Available. GBCI has, and at the Effective Date will have, (i) sufficient cash and cash equivalents on hand to pay the cash component of the Merger Consideration, cash in lieu of fractional shares, and any amounts payable to holders of Proposed Dissenting Shares; and (ii) a sufficient number of shares of common stock authorized and available to issue the GBCI Shares.

3.2.6	Absence of Regulatory Action. Neither GBCI nor any of its Subsidiaries is, to the Knowledge of GBCI, in material violation of any statute, rule or governmental regulation applicable to them (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither GBCI nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor has it been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

3.2.7	Knowledge as to Conditions. GBCI knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1 cannot be obtained.

3.2.8	Litigation. Except as disclosed in GBCI’s Reports, no material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against GBCI or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on GBCI or to materially hinder or delay consummation of the Merger.

24

3.2.9	Taxes. All material Tax Returns required by law to be filed by GBCI and its Subsidiaries have been duly filed, and all Taxes upon GBCI or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises shown as due and payable on such Tax Returns have been paid. The federal income portion of such Taxes have been paid in full as indicated in the federal income tax returns of GBCI and its Subsidiaries for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional Taxes are being asserted with respect to federal or state tax returns of GBCI and its Subsidiaries for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement. Except as specified in the foregoing sentence, in the past five years, there has been no past audit, objection to returns, or claim for additional Taxes.

3.2.10	No Material Adverse Effect. Since December 31, 2013, (i) GBCI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and (ii) there has not been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on GBCI.

3.2.11	Completeness of Representations. No representation or warranty made by or with respect to GBCI or its Subsidiaries in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

SECTION 4.

CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

4.1	Conduct of FNBR’s and the Bank’s Businesses Prior to Closing. FNBR and the Bank covenant that, from the date of this Agreement and prior to Closing:

4.1.1	Availability of Books, Records and Properties.

(i)	With prior notice to FNBR, subject to applicable law, the books, records, properties, contracts and documents of FNBR and the Bank will be available at all reasonable times to GBCI and its counsel, accountants and other representatives. Such items will be open for inspection, audit and direct verification of loan or deposit balances, investment securities, asset quality reports, collateral receipts and such other transactions or documentation as GBCI deems reasonably relevant to the Transaction. FNBR and the Bank will cooperate fully in such inspection and audit, and make available all information reasonably requested by or on behalf of GBCI.

(ii)	Upon request by GBCI, FNBR and the Bank will request that any third parties involved in the preparation or review of the FNBR Financial Statements or FNBR Subsequent Financial Statements disclose to GBCI the work papers or any similar materials related to such financial statements.

25

4.1.2	Ordinary and Usual Course. Without prior written consent of GBCI, subject to applicable law and except as required by the OCC or the Federal Reserve (so long as GBCI receives prior written notice of such required action), FNBR and the Bank will conduct their respective business only in the ordinary and usual course and will not do any of the following:

(i)	effect any stock split or other recapitalization with respect to FNBR Stock or the shares of the Bank; issue, redeem, pledge or encumber in any way any shares of such capital stock; or grant any option for shares of such capital stock;

(ii)	declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to FNBR Stock or the shares of the Bank, or assets of FNBR or the Bank; provided, however, that prior to the Effective Time, FNBR and/or the Bank, as applicable, may declare and pay such cash dividends as authorized by Section 4.13; and provided¸ further, that the Bank may declare and pay such cash dividends to discharge FNBR’s liability under its Phantom Stock Agreements;

(iii)	acquire, sell, transfer, assign, encumber or otherwise dispose of any assets having a value greater than $25,000 or make any material commitment other than in the ordinary and usual course of business;

(iv)	solicit or accept deposit accounts of a different type from accounts previously accepted by the Bank or at rates materially in excess of prevailing interest rates, or incur any indebtedness for borrowed money (excluding Fed Funds and Federal Home Loan Bank borrowings);

(v)	offer or make Loans of a different type, or apply different underwriting standards, from those previously offered or applied by the Bank, or offer or make a new Loan in an amount greater than $1,000,000 without prior consultation with GBCI; which consultation will not be unreasonably withheld or delayed, and a determination will be made by GBCI within three (3) Business Days from the date of the Bank’s request for such consultation;

(vi)	extend further credit with respect to Loans that have been criticized or classified by any internal audit conducted by the Bank or that otherwise appear on an internal “watch list” of the Bank;

(vii)	except for a negative provision of up to $250,000, make any negative provisions to the Bank’s ALLL, or refrain from making provisions to the Bank’s ALLL in amounts consistent with the Bank’s 2014 financial forecast provided by the Bank to GBCI;

(viii)	acquire an ownership interest or a leasehold interest in any real property, except those disclosed in Schedule 3.1.6, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to GBCI such evaluation and at least 30 days’ advance notice;

26

(ix)	enter into, renew, or terminate any contracts calling for a payment by any of them of more than $25,000 (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, consistent with past practices, and (2) providing for not less (in the case of Loans) or materially more (in the case of deposits) than prevailing market rates of interest;

(x)	enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by any of them of more than $25,000, unless the contract may be terminated without cause or penalty upon 30 days’ notice or less;

(xi)	enter into any personal services contract with any person or firm outside the ordinary course of business, except contracts, agreements, or arrangements for legal, accounting, consulting, investment advisory, or tax services entered into to directly facilitate the Transaction;

(xii)	(A) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain or loss realized from all sales after the Execution Date would be more than $25,000 or (B) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

(xiii)	amend its Articles of Incorporation, Bylaws, or other formation agreements, or convert its charter or form of entity;

(xiv)	implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by GBCI or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

(xv)	implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

(xvi)	other than in accordance with binding commitments existing on the Execution Date and that have been disclosed to GBCI, make any capital expenditures in excess of $25,000 per project or related series of projects or $50,000 in the aggregate;

(xvii)	enter into any other material transaction or make any material expenditure other than in the ordinary and usual course of its business except for expenses reasonably related to completion of the Transaction; or

(xviii)	take any action which would materially and adversely affect or delay their ability or the ability of GBCI to obtain any necessary approvals, consents or waivers of any governmental authority required for the Merger or to perform in all material respects their respective covenants and agreements under this Agreement.

27

4.1.3	FNBR and Bank Pre-Closing Actions. Following execution of this Agreement, prior to Closing, FNBR or the Bank, as applicable, shall:

(i)	Take all action necessary to satisfy any contractual notice or consent requirements arising from the Transaction.

(ii)	Except as otherwise provided in this Agreement, terminate by all necessary and appropriate actions of FNBR’s and/or the Bank’s Boards of Directors, as applicable, such Plans (including Phantom Stock Agreements) maintained by FNBR or the Bank as may be requested by GBCI in connection with Closing. Payments in termination of any such Plan shall be made in accordance with (a) the Plan terms governing the amount and timing of payment triggered by a change in control or sale of FNBR or Bank assets or stock and (b) Section 409A of the Code. FNBR and the Bank shall cause benefit accruals and entitlements under such Plans to cease as of the Effective Time and shall cause the cancellation on and after the Effective Time of any contract, arrangement or insurance policy relating to any such Plan for such period as may be requested by GBCI. All resolutions, notices, or other documents issued, adopted or executed by FNBR or the Bank in connection with the implementation of this Section 4.1.3(iv) shall be subject to GBCI’s reasonable prior review and approval, which approval shall not be unreasonably withheld.

(iii)	Prior to the Effective Time, FNBR’s or the bank’s Board of Directors, as applicable, or the appropriate committee thereof, shall adopt resolutions and take such corporate action as is necessary to terminate the FNBR’s 401(k) Plan (the “401(k) Plan”) and to ensure that the account balances of the participants in the 401(k) Plan are fully vested upon such plan termination, in each case effective no later than the Effective Time. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the 401(k) Plan, the assets thereof shall be distributed to the participants, and GBCI shall take the action necessary to permit Bank employees who continue employment with Glacier Bank after the Effective Time (“Continuing Employees”) to roll over any eligible rollover distributions (within the meaning of Section 401(a)(31) of the IRC, including of loans) in cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such Continuing Employee from the 401(k) Plan to GBCI’s 401(k) Plan.

(iv)	Consult with Glacier Bank regarding the disposition of Rio Blanco Properties, LLC, and effect such disposition or dissolution as reasonably requested by Glacier Bank.

4.1.4	Maintenance of Properties. FNBR and the Bank will in all material respects maintain their respective properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

28

4.1.5	Preservation of Business Organization. Each of FNBR and the Bank will use its commercially-reasonable efforts to:

(i)	Preserve its respective business organization.

(ii)	Retain the services of management and employees as determined in consultation with GBCI.

(iii)	Preserve the goodwill of suppliers, customers and others with whom FNBR and the Bank have business relations.

4.1.6	Senior Management. Except as otherwise provided in this Agreement and excluding resignations, without prior consultation with GBCI, FNBR and the Bank will not make any change with respect to present management personnel having the rank of vice-president or higher.

4.1.7	Compensation. Except as set forth on Schedule 4.1.7, FNBR and the Bank will not permit any increase in the current or deferred compensation payable or to become payable by FNBR or the Bank to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with FNBR’s and the Bank’s established policies with respect to the timing and amounts of such increments. Without the prior written approval of GBCI, FNBR and the Bank will not commit to, execute or deliver any employment agreement with any party not terminable without expense with two weeks’ notice.

4.1.8	Update of Financial Statements. FNBR will deliver unaudited balance sheets and related statements of income and shareholders’ equity for (i) the Bank for each month ending after the Execution Date and before Closing or the Termination Date, as the case may be, within 15 days after each such month-end and (ii) FNBR on a parent-only basis for each quarter ending after the Execution Date and before Closing or the Termination Date. The Subsequent FNBR Financial Statements:

(i)	will be prepared from the books and records of FNBR and its Subsidiaries;

(ii)	will present fairly the financial position and operating results of FNBR and its Subsidiaries at the times indicated and for the periods covered;

(iii)	will be prepared in accordance with GAAP (except for the absence of notes and exceptions from GAAP identified in Section 3.1.5) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable; and

(iv)	will reflect all liabilities, contingent or otherwise, of FNBR and its Subsidiaries on the respective dates and for the respective periods covered, except for liabilities: (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount. All contingent liabilities known to FNBR and not recorded on the Subsequent FNBR Financial Statements will be disclosed in writing to GBCI.

4.1.9	Update Schedules. From the date of this Agreement until Closing, FNBR will promptly revise and supplement the Schedules to this Agreement prepared by or on behalf of

29

FNBR or its Subsidiaries to ensure that such Schedules remain accurate and complete. Notwithstanding anything to the contrary contained herein, supplementation of such Schedules following the execution of this Agreement will not be deemed a modification of FNBR’s representations or warranties contained in this Agreement.

4.1.10	Acquisition Proposal. FNBR agrees that neither it nor any of its Subsidiaries will, and FNBR will direct and use its best efforts to cause its and its Subsidiaries’ directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of FNBR) with respect to an Acquisition Event (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board’s counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. FNBR and its Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. FNBR will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1.10. FNBR will notify GBCI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with FNBR or its Subsidiaries.

4.1.11	Status of Title/Leasehold Interests. FNBR will use its reasonable best efforts to provide GBCI, no later than 30 days after the Execution Date, title commitments for the Real Property issued by title insurance companies reasonably satisfactory to the parties (the “Title Companies”), the cost of which shall be borne and paid by FNBR. These title commitments must show the current status of title to the Real Property. Within 15 days after the date on which FNBR delivers all of the title reports to GBCI for its review, GBCI will inform FNBR in writing whether, and in what manner, it objects to any of the exceptions to title shown on any of the title reports. FNBR will, within 10 days of the date on which it receives the written notice of objection from GBCI, inform GBCI if there are any objections that it is unable to remove at or prior to Closing. FNBR will not, however, be obligated to seek removal of exceptions that are non-monetary exceptions that do not prohibit or materially interfere with the use of the properties as bank branch locations or as otherwise used by FNBR or the Bank as of the date hereof. At Closing, if requested by GBCI, FNBR will cause the Title Companies to provide GBCI with standard coverage title insurance policies issued with respect to each of the Properties, in an amount commensurate with the value of each such Property as agreed upon by GBCI and FNBR, dated as of the Effective Date, insuring fee title in GBCI or such subsidiary of GBCI, as so designated by GBCI, and that each such Real Property is unencumbered by any Liens, other than Liens for taxes not yet delinquent and other exceptions to title as set forth in the title commitments as approved by GBCI.

4.1.12	Directors’ and Officers’ Liability. Before the Effective Date, FNBR will notify its directors’ and officers’ liability insurers of the Merger and of all pending or, to FNBR’s Knowledge, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Person entitled to indemnification pursuant to Section 6.3 and known to FNBR, or circumstances reasonably deemed by GBCI to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

30

4.1.13	Review of Loans. FNBR and the Bank will permit GBCI and its advisors to conduct an examination of the Bank’s Loans to determine credit quality and the adequacy of its ALLL and to establish appropriate accounting adjustments under FAS141R. GBCI and its advisors will have continued access to the Bank’s Loans through Closing to update its examination. At GBCI’s reasonable request, the Bank will provide GBCI with current reports updating the information set forth in Schedule 3.1.15.

4.1.14	Continuing Representation and Warranty. Neither FNBR nor any of its Subsidiaries will do or cause to be done anything that would cause any representation or warranty made by it in this Agreement to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by GBCI.

4.2	Registration Statement.

4.2.1	Preparation of Registration Statement.

(i)	As soon as possible following the Execution Date, but not later than 45 days after the Execution Date, GBCI will prepare and file a Registration Statement on Form S-4 (together with any amendments or supplements, the “Registration Statement”) with the SEC under the Securities Act for registration of the GBCI Shares to be issued in the Merger, and the parties will prepare a related prospectus/proxy statement (“Prospectus/Proxy Statement”) to be mailed, together with any amendments and supplements thereto, to FNBR’s shareholders.

(ii)	The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

(iii)	Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld. When the Registration Statement becomes effective, and at all times subsequent to such effectiveness (up to and including the date of the FNBR Meeting), all information set forth in the Registration Statement that is or to be furnished by or on behalf of GBCI relating to GBCI and its Subsidiaries and by or on behalf of FNBR relating to FNBR and its Subsidiaries, (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or necessary to make the statements in the Registration Statement not misleading; provided, however, that in no event will any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement where such statement or omission, as the case may be, was made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

31

(iv)	GBCI will pay all fees and costs associated with the preparation by GBCI’s counsel (and other professional advisors) and the filing of the Registration Statement. FNBR will pay all costs associated with its review and preparation of the Registration Statement and the Prospectus/Proxy Statement. FNBR will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its shareholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

4.2.2	Submission to Shareholders. FNBR will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a shareholders’ meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement (such meeting and any adjournment or postponement thereof, the “FNBR Meeting”). The FNBR Meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to FNBR’s shareholders without objection by applicable governmental authorities. FNBR’s board of directors and officers will recommend approval of the Merger to FNBR’s shareholders.

4.3	Submission to Regulatory Authorities. Representatives of GBCI will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of counsel, in order to consummate the Merger. GBCI will provide copies of such applications for review by FNBR prior to their submission to the applicable regulatory authorities. These applications are expected to include:

(i)	An interagency bank merger application to be filed with the FDIC and a waiver to be sought from the Federal Reserve with respect to the Merger.

(ii)	An application to the Commissioner and the OCC and related filings regarding the Transaction.

(iii)	Filings and coordination with the offices of the Secretaries of State of Montana and Colorado with respect to the Merger.

4.4	Public Announcements. Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the Merger will occur upon, and be determined by, the mutual consent of FNBR and GBCI.

4.5	Consents. Each party to this Agreement will use its best efforts to obtain the timely consent or approval of any Person whose consent or approval is required in order to permit GBCI or FNBR to consummate the Merger.

4.6	Further Actions. The parties to this Agreement will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

32

4.7	Notice. The parties will provide each other with prompt written notice of:

(i)	Any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to them.

(ii)	The commencement of any proceeding against any one or more of them by or before any court or governmental agency that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to any one or more of them.

(iii)	In the case of FNBR and its Subsidiaries, the acquisition of an ownership or leasehold interest in any real property (except as disclosed in Schedule 3.1.6), as specified in Section 4.1.2.

4.8	Confidentiality. Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (i) is required by law to be disclosed, (ii) becomes available to such party from other sources not bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the party to which such information pertains or is disclosed in a legal action between the parties relating to the Merger, or (iv) is or becomes public without fault of the subject party. If this Agreement is terminated or the Merger otherwise fails to be consummated, each party to this Agreement will promptly (i) return to the other all confidential documents obtained from them and (ii) not use or disclose any nonpublic information obtained under or in connection with this Agreement or in connection with the Transaction.

4.9	Availability of GBCI’s Books, Records and Properties.

(a)	GBCI will make its books, records, properties, contracts and documents available during business hours with reasonable advance notice to FNBR and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of loan or deposit balances and collateral receipts. GBCI will cooperate fully in any such inspection, audit, or direct verification procedures, and will make available all information reasonably required by or on behalf of GBCI.

(b)	At FNBR’s request, GBCI will request any third parties involved in the preparation or review of (1) GBCI Financial Statements or (2) any audits of GBCI’s operations, loan portfolios or other assets, to disclose to FNBR the work papers or any similar materials related to these items.

4.10	Blue Sky Filings. GBCI will use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or “Blue Sky” permits and approvals.

4.11	Tax Treatment. Neither GBCI and its Subsidiaries nor FNBR and the Bank will take or cause to be taken any action that would or could reasonably be expected to prevent the Transaction from qualifying as a reorganization under Section 368(a) of the Code.

4.12

FNBR Closing Capital. No later than the tenth (10th) Business Day before Closing, FNBR shall calculate in good faith the estimated FNBR Capital as Closing and shall provide GBCI with Subsequent FNBR Financial Statements and Subsequent Bank Financial Statements for the month preceding the date of calculation (if not already provided in accordance with Section 4.1.8),

33

together with supporting information showing the calculation of the FNBR Capital (including a statement of FNBR Transaction Expenses) and any other documentation requested by GBCI for purposes of confirming the amount of such FNBR Capital. GBCI shall review such materials and, within two (2) Business Days following receipt thereof, notify FNBR as to whether GBCI accepts or disputes the amount of the FNBR Capital. If GBCI disputes such calculation, it shall describe in its notice the specific changes or adjustments that must be made. If GBCI and FNBR are unable to resolve such dispute through good faith negotiations within three (3) Business Days after delivery of GBCI’s notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by, an accounting firm that is mutually and reasonably acceptable to the parties (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to GBCI and FNBR the resolution of such disputed matters and the effect of such determinations on the calculation of the FNBR Capital as of Closing, and such determinations shall be final, binding and conclusive unless GBCI and FNBR mutually agree upon a different amount. The FNBR Capital as of Closing, as determined and agreed upon in writing by GBCI and FNBR in accordance with this Section 4.12, is the “FNBR Closing Capital.” The fees and disbursements of the Independent Accountants pursuant to this Section 4.12 shall be shared equally by GBCI, on the one hand, and FNBR, on the other hand, and with respect to FNBR’s portion, shall be an expense in the calculation of the FNBR Closing Capital.

4.13	Payment of Dividend. To the extent the FNBR Closing Capital exceeds $32,688,200, FNBR may, upon written notice to GBCI and effective immediately prior to the Effective Time, declare and pay a special dividend to its shareholders in the amount of such excess.

4.14	Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by August 31, 2014, and in any case as early as possible, and to otherwise enable consummation of the transactions contemplated by this Agreement, subject to any delays resulting from SEC review or bank regulatory processing.

SECTION 5.

APPROVALS AND CONDITIONS

5.1	Required Approvals. The obligations of the parties to this Agreement are subject to the approval of this Agreement and the Transaction by all appropriate regulatory agencies having jurisdiction with respect thereto; provided, however, that no such consent or approval will have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of GBCI, would deprive GBCI of the material economic or business benefits of the Merger.

5.2	Conditions to Obligations of GBCI. All obligations of GBCI pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.2.1

Representations and Warranties. The representations and warranties of FNBR and the Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are not qualified as to materiality will be true and correct in all material respects at Closing, and the representations and warranties of FNBR and the Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are qualified as to materiality will be true and correct at Closing, all with the same force and effect as though such

34

representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct in all material respects or true and correct, as the case may be, as of such date). FNBR and the Bank will have delivered to GBCI a certificate to that effect, executed by a duly authorized officer of FNBR and the Bank and dated as of Closing.

5.2.2	Compliance. FNBR will have performed and complied, and will have caused the Bank to perform and comply, in all material respects with all terms, covenants and conditions of this Agreement on or before Closing. FNBR will have delivered to GBCI a certificate to that effect, executed by a duly authorized officer of FNBR and dated as of Closing.

5.2.3	No Change in Loan Review. FNBR will have provided to GBCI the reports reasonably requested by GBCI under Section 4.1.13, and neither these reports nor any examinations conducted by GBCI under Section 4.1.13 will have revealed a change in either: (i) the information set forth in Schedule 3.1.15 or (ii) information revealed during GBCI’s previous examinations of the Bank’s loans, in either case which change constitutes a Material Adverse Effect.

5.2.4	Closing Capital and Financial Statements. FNBR will have delivered to GBCI the financial information set forth in Section 4.12, and the parties will have agreed upon the amount of FNBR Closing Capital pursuant to the terms of Section 4.12.

5.2.5	No Material Adverse Effect. Since December 31, 2013, and since the date of this Agreement, there will have been no (i) material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to FNBR or the Bank, or (ii) commencement of any proceeding against FNBR or the Bank that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to FNBR.

5.2.6	Financial Condition. The following will be true, and certificate of FNBR referred to in Section 5.2.2 will certify that:

(i)	In the opinion of the Executive Officers of FNBR and the Bank, the Bank’s ALLL is adequate to absorb the Bank’s anticipated loan losses.

(ii)	The FNBR Closing Capital is not less than $25 million.

5.2.7	No Governmental Proceedings. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Merger.

5.2.8	Opinion of Counsel. Counsel to FNBR will have delivered to GBCI a legal opinion in form and substance reasonably acceptable to FNBR and GBCI.

5.2.9	Real Property Matters. GBCI will have received the irrevocable commitments by the Title Companies to issue the policies required under Section 4.1.11.

35

5.2.10	Corporate and Shareholder Action. Each of the following will have approved or ratified the Merger, as applicable:

(i)	The Boards of Directors of FNBR and the Bank;

(ii)	FNBR, as sole shareholder of the Bank; and

(iii)	The shareholders of FNBR.

5.2.11	Resignation of Directors. The directors of FNBR and the Bank will have tendered their written resignations from the respective Board of Directors, to be effective upon consummation of the Merger.

5.2.12	Fairness Opinion. FNBR will have received from St. Charles Capital, LLC an updated fairness opinion, dated on or about the date on which the Prospectus/Proxy Statement is distributed to FNBR’s shareholders, to the effect that the Merger Consideration to be received by FNBR shareholders is fair to such shareholders from a financial point of view, and such opinion has not been modified or withdrawn.

5.2.13	Tax Opinion. GBCI will have obtained from Garlington, Lohn & Robinson, PLLP and delivered to FNBR an opinion addressed to FNBR and GBCI (subject to reasonable limitations, conditions and assumptions) to the effect that on the basis of facts, representations and assumptions set forth in such opinion, each of the Merger and the Bank Merger will be a reorganization within the meaning of Section 368(a) of the Code.

5.2.14	Registration Statement. The Registration Statement, as it may have been amended, required in connection with the GBCI Shares, and as described in Section 4.2, will have become effective, and no stop order suspending the effectiveness of such Registration Statement will have been issued or remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC, the basis for which still exists.

5.3	Conditions to Obligations of FNBR. All obligations of FNBR pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.3.1	Representations and Warranties. The representations and warranties of GBCI and Glacier Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are not qualified as to materiality will be true and correct in all material respects at Closing, and the representations and warranties of GBCI and Glacier Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are qualified as to materiality will be true and correct at Closing, all with the same force and effect as though such representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct in all material respects or true and correct, as the case may be, as of such date). GBCI and Glacier Bank will have delivered to FNBR a certificate to that effect, executed by a duly authorized officer of GBCI and Glacier Bank and dated as of Closing.

5.3.2	Compliance. GBCI and Glacier Bank will have performed and complied, in all material respects, with all terms, covenants and conditions of this Agreement on or before Closing. GBCI and Glacier Bank will have delivered to FNBR a certificate to that effect, executed by a duly authorized officer of GBCI and Glacier Bank and dated as of Closing.

36

5.3.3	No Governmental Proceedings. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Merger.

5.3.4	No Material Adverse Effect. Since December 31, 2013, there will have been no (i) material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to GBCI, or (ii) commencement of any proceeding against GBCI or any of its Subsidiaries that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to GBCI.

5.3.5	Corporate Action. Each of (i) the Board of Directors of GBCI, (ii) GBCI, as the sole shareholder of Glacier Bank, and (iii) Glacier Bank will have approved the Merger or the Bank Merger, as applicable.

5.3.6	Registration Statement; Listing. The Registration Statement will have become effective as specified in Section 5.2.14, and no stop order suspending the effectiveness of such Registration Statement will have been issued or remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC, the basis for which still exists. The shares of GBCI Common Stock to be issued in the Merger shall have been approved for quotation on NASDAQ Global Market (or such other exchange on which the GBCI Common Stock may become listed) if so required and shall be freely tradable.

5.3.7	Blue Sky Filings. GBCI will have received the state securities laws or “Blue Sky” permits and approvals specified in Section 4.10.

5.3.8	Payments to the Exchange Agent. GBCI will have deposited the Merger Consideration with the Exchange Agent.

5.3.9	Approval of FNBR Shareholders. The shareholders of FNBR will have approved this Agreement and the Merger by the requisite vote under Colorado law and FNBR’s Articles of Incorporation, as applicable.

5.3.10	Fairness Opinion. FNBR will have received from St. Charles Capital, LLC an updated fairness opinion, dated on or about the date on which the Prospectus/Proxy Statement is distributed to FNBR’s shareholders, to the effect that the Merger Consideration to be received by FNBR shareholders is fair to such shareholders from a financial point of view, and such opinion has not been modified or withdrawn.

5.3.11	Tax Opinion. The tax opinion specified in Section 5.2.13 will have been delivered to FNBR in form and substance reasonably acceptable to FNBR and its advisors.

37

SECTION 6.

DIRECTORS, OFFICERS AND EMPLOYEES

6.1	Director and Shareholder Agreements. As a condition to the execution of this Agreement, the directors and principal shareholders described in Recital E have entered into the written agreements described in Recital E on or before the Execution Date. Such agreements will take effect at the Effective Date unless otherwise noted in the applicable agreement.

6.2	Employee Benefit Issues.

6.2.1	Comparability of Benefits. GBCI intends that its current personnel policies will apply to any current employees of FNBR and the Bank who are retained after Closing. Such retained employees will be eligible to participate in all of the benefit plans of GBCI that are generally available to similarly situated employees of GBCI and/or Glacier Bank in accordance with and subject to the terms of such plans.

6.2.2	Treatment of Past Service. For purposes of such participation, current employees’ prior service with FNBR and/or the Bank will constitute prior service with GBCI or Glacier Bank for purposes of determining eligibility and vesting (including but not limited to vacation time and participation and benefits under the applicable GBCI severance plan for employees in effect at the time of any termination).

6.2.3	Severance Payments. Bank employees who are not entitled to severance under the Compensation Plan payments set forth in Schedule 3.1.19 and who are not offered employment with Glacier Bank following the Closing Date will receive severance payments in accordance with the Glacier Bank severance policy in effect at the Closing Date and at the expense of Glacier Bank.

6.2.4	No Contract Created. Nothing in this Agreement will give any employee a right to continuing employment.

6.3	Indemnification of Directors and Executive Officers. For a period of four (4) years from and after the Effective Date, GBCI will indemnify and defend each present and former director and officer of FNBR and the Bank from and against any and all claims, losses, liabilities, judgments, fines, damages, costs, and expenses (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of actions or omissions accruing at or prior to the Effective Date, including, without limitation, the Merger contemplated by this Agreement, to the fullest extent that FNBR and/or the Bank is currently permitted to indemnify (and advance expenses to) its directors and officers under applicable law, including federal banking law, and under their respective articles of incorporation or bylaws in effect at the date of this Agreement. Any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standard set forth under FNBR’s or the Bank’s articles of incorporation or bylaws will be made by independent counsel (which will not be counsel that provides any services to GBCI or any of its Subsidiaries) selected by GBCI and reasonably acceptable to such officer or director. For a period of four (4) years after the Effective Date, GBCI will use reasonable efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by GBCI with respect to claims arising from facts or events that occurred before the Effective Date.

38

SECTION 7.

TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

7.1	Termination by Reason of Lapse of Time. If Closing does not occur on or before November 30, 2014, either GBCI or FNBR may terminate this Agreement and the Merger if both of the following conditions are satisfied:

(a)	the terminating party’s board of directors decides to terminate by a majority vote of all of its members; and

(b)	the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination.

7.2	Termination Due To GBCI Average Closing Price Greater Than $33.82.

7.2.1

GBCI’s Right to Terminate. By specific action of its board of directors, GBCI may terminate this Agreement and the Merger by written notice to FNBR on the Business Day immediately following the tenth (10th) day immediately preceding the Closing Day, if the GBCI Average Closing Price is greater than $33.82 (as such price is appropriately adjusted for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of GBCI common stock declared or effected after the Execution Date and prior to the tenth (10th) day immediately preceding the Closing Date).

If GBCI elects to exercise its termination right pursuant to this Section 7.2.1, the provisions of Section 7.2.2 will apply.

7.2.2	FNBR’s Right to Adjust Consideration. A termination by GBCI pursuant to Section 7.2.1 shall have no force or effect if FNBR agrees in writing within two (2) Business Days after receipt of written notice of such termination to decrease the Total Stock Consideration to the number of GBCI Shares equal to the quotient obtained by dividing $18,794,890 by the GBCI Average Closing Price. If FNBR makes such election to accept such decrease in the number of GBCI Shares, no termination will occur pursuant to Section 7.2.1, and this Agreement will remain in effect according to its terms (except as the Total Stock Consideration has been adjusted).

7.3

Termination Due To GBCI Average Closing Price Less than $25.00. By specific action of its board of directors, FNBR may terminate this Agreement and the Merger by written notice to GBCI on the Business Day immediately following the tenth (10th) day immediately preceding the Closing Date, if:

7.3.1

GBCI Average Closing Price Between $23.53 and $25.00. The GBCI Average Closing Price is less than $25.00 but not less than $23.53 (as such price is appropriately adjusted for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of GBCI common stock declared or effected after the Execution Date and prior to the tenth (10th) day immediately preceding the Closing Date), and the number obtained by dividing the GBCI Average Closing Price by $25.06 (the “Closing Price Change Ratio”) is less than the number obtained by (a) dividing the Final Index Price by the Initial Index Price and then (b) multiplying the quotient so obtained by 0.90 (the “Index Change Ratio”); or

39

7.3.2

GBCI Average Closing Price Less Than $23.53. The GBCI Average Closing Price is less than $23.53 (as such price is appropriately adjusted for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of GBCI common stock declared or effected after the Execution Date and prior to the tenth (10th) day immediately preceding the Closing Date);

provided, however, a termination by FNBR pursuant to this Section 7.3 shall have no force or effect if GBCI agrees in writing within two (2) Business Days after receipt of written notice of such termination (x) in the case of a termination pursuant to Section 7.3.1 to increase the Total Stock Consideration by a number of shares of GBCI Common Stock obtained by multiplying 555,733 (as appropriately adjusted for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of GBCI Common Stock declared or effected after the Execution Date and prior to the tenth (10th) day immediately preceding the Closing Date) by the difference between the Index Change Ratio and the Closing Price Change Ratio or (y) in the case of a termination pursuant to this Section 7.3.2, that the Total Stock Consideration shall be equal to a number of shares of GBCI common stock equal to the quotient obtained by dividing $13,076,397 by the GBCI Average Closing Price.

For purposes of this Section 7.3, the following terms have the meanings indicated below:

“Final Index Price” means the sum of the Final Average Price for each company comprising the Index Group divided by ten (10).

“Final Average Price” means, with respect to any company belonging to the Index Group, the average of the volume weighted closing price (rounded to the nearest one ten thousandth) of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded for the twenty (20) Trading Days immediately preceding the tenth (10th) day immediately preceding the Closing Date.

“Index Group” means the 10 financial institutions listed on Exhibit A attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the Execution Date and ending on the eleventh (11th) day immediately preceding the Closing Date. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the Execution Date and ending on the eleventh (11th) day immediately preceding the Closing Date, such company will be removed from the Index Group, and the remaining companies will be adjusted proportionately for the purposes of the determining the Final Index Price and the Initial Index Price.

“Initial Index Price” is the sum of the Initial Price for each Index Group member divided by ten (10).

“Initial Price” means the price per share of the common stock of each company comprising the Index Group, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on May 8, 2014, which amount may be adjusted as described hereinabove in the definition of “Index Group.”

40

7.4	Other Grounds for Termination. This Agreement and the Merger may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by FNBR’s shareholders, unless otherwise provided) as follows:

7.4.1	Mutual Consent. By mutual consent of FNBR and GBCI, if the board of directors of each party agrees to terminate by a majority vote of all of its members.

7.4.2	No Regulatory Approvals. By either party, if the regulatory approvals required by Section 5.1 are denied (or if any such required approval is conditioned on a substantial deviation from the Merger); provided, however, that either party will have fifteen (15) Business Days following receipt of such denial to appeal the decision, and if such appeal is timely made, either party will have sixty (60) days to prosecute diligently and overturn such denial, and such other party may not terminate this Agreement pursuant to this Section 7.4.2 during such period of time; provided further, however, either party shall be entitled to terminate this Agreement pursuant to Section 7.1 during such period of time.

7.4.3	Breach of Representation. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, agreements or covenants in this Agreement if they are not qualified as to materiality and is not then in breach of any of its representations, warranties, agreements or covenants in this Agreement if they are qualified as to materiality) if there has been a material breach of any of the representations or warranties set forth in this Agreement that are not qualified as to materiality or a breach of any of the representations or warranties set forth in this Agreement that are qualified as to materiality on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such thirty day period; provided, however, that neither party will have the right to terminate this Agreement pursuant to this Section 7.4.3 unless the breach of such representation or warranty, together with any other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 5.2.1 (in the case of a breach of a representation or warranty by FNBR) or Section 5.3.1 (in the case of a breach of a representation or warranty by GBCI). In the event of termination pursuant to this Section 7.4.3 and excluding Section 7.4.6, the terminating party will be entitled to receive from the other party a termination fee as described below.

7.4.4	Breach of Covenant. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, agreements or covenants in this Agreement if they are not qualified as to materiality and is not then in breach of any of its representations, warranties, agreements or covenants in this Agreement if they are qualified as to materiality) if there has been a material breach of any of the covenants or agreements set forth in this Agreement that are not qualified as to materiality or a breach of any of the covenants or agreements set forth in this Agreement that are qualified as to materiality on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such thirty day period. In the event of termination pursuant to this Section 7.4.4, the terminating party will be entitled to receive from the other party a termination fee.

7.4.5

Failure to Recommend or Obtain Shareholder Approval. By GBCI (provided that GBCI is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), if (a) FNBR’s Board of Directors (i) fails to

41

recommend to its shareholders the approval of the Merger or (ii) modifies, withdraws or changes in a manner adverse to GBCI its recommendation to shareholders to approve the Merger; or (b) regardless of whether FNBR’s Board of Directors recommends to its shareholders the approval of the Merger, FNBR’s shareholders elect not to approve the Merger.

7.4.6	Impracticability. By either GBCI or FNBR, upon written notice given to the other party, if the board of directors of the party seeking termination under this Section 7.4.6 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of actions taken by the federal government or the governments of the States of Montana or Colorado to restrain or invalidate the Merger or this Agreement.

7.4.7	Superior Proposal – Termination by FNBR. By the board of directors of FNBR upon written notice to GBCI if such board of directors has in good faith determined that a takeover proposal constitutes a Superior Proposal; provided, however, that FNBR may not terminate this Agreement pursuant to this Section 7.4.7 unless (i) it has not breached Section 4.1.10, (ii) subsequent to delivering such notice of termination, it intends to enter into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, (iii) it has provided GBCI at least five (5) days’ prior written notice advising GBCI that the board of directors of FNBR is prepared to accept a Superior Proposal and has given GBCI, if it so elects, an opportunity to amend the terms of this Agreement (and negotiated with GBCI in good faith with respect to such terms) in such a manner as would enable FNBR’s board of directors to proceed with the Merger, and (iv) simultaneously upon entering into such letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal referred to in clause (ii), it delivers to GBCI the Break-Up Fee.

7.4.8	Superior Proposal – Termination by GBCI. By GBCI upon written notice to FNBR if (i) an Acquisition Event will have occurred or (ii) a third party will have made a proposal to FNBR or its shareholders to engage in or entered into an agreement with respect to an Acquisition Event, and this Agreement and the Merger are not approved at the FNBR Meeting.

7.5	Termination Fee Payable By FNBR. Due to expenses, direct and indirect, incurred by GBCI in negotiating and executing this Agreement and in taking steps to effect the Merger, FNBR will pay to GBCI a termination fee of $300,000 if GBCI terminates this Agreement pursuant to Sections 7.4.3 (breach of representation) or 7.4.4 (breach of covenant). If such termination fee becomes payable pursuant to this Section 7.5, it will be payable on GBCI’s demand and must be paid by FNBR within three Business Days following the date of GBCI’s demand.

7.6	Termination Fee Payable By GBCI. Due to expenses, direct and indirect, incurred by FNBR in negotiating and executing this Agreement and in taking steps to effect the Merger, GBCI will pay to FNBR a termination fee of $300,000 if FNBR terminates this Agreement pursuant to Sections 7.4.3 (breach of representation) or 7.4.4 (breach of covenant). If such termination fee becomes payable pursuant to this Section 7.6, it will be payable on FNBR’s demand and must be paid by GBCI within three Business Days following the date of FNBR’s demand.

7.7

Break-Up Fee. If this Agreement is terminated pursuant to Section 7.4.5(a) (Failure to Recommend), Section 7.4.7 (Superior Proposal – Termination by FNBR), or Section 7.4.8(i) (Superior Proposal – Termination by GBCI – Immediate Acquisition Event), then FNBR will

42

immediately pay to GBCI $1,630,000 (the “Break-Up Fee”). If this Agreement is terminated pursuant to Section 7.4.8(ii) (Superior Proposal – Termination by GBCI –Subsequent Acquisition Event) and prior to or within six months after such termination, FNBR or the Bank enters into an agreement, or publicly announces an intention, to engage in an Acquisition Event, or within twelve months after such termination an Acquisition Event will have occurred, then FNBR will promptly pay to GBCI the Break-Up Fee.

7.8	Cost Allocation Upon Termination. In connection with the termination of this Agreement under this Section 7, except as provided in Sections 7.5 and 7.6, each party will pay its own out-of-pocket costs incurred in connection with this Agreement and will have no other liability to the other parties. The parties agree that the agreements herein with respect to the termination fees are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

SECTION 8.

MISCELLANEOUS

8.1	Notices. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail or overnight Federal Express service, postage prepaid, addressed as follows:

GBCI:	Glacier Bancorp, Inc. 49 Commons Loop Kalispell, Montana 59901
	Attn:	Michael J. Blodnick President and CEO

with a copy to:	Graham & Dunn PC Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128
	Attn:	Stephen M. Klein, Esq. Kumi Y. Baruffi, Esq.

FNBR and the Bank:	First National Bank of the Rockies 2452 Highways 6 & 50 Grand Junction, Colorado 81505
	Attn:	Peter Waller President and CEO

with a copy to:	Swift and Bramer, LLP 1230 West Ash PMB# 4211 Unit A Windsor, Colorado 80550
	Attn:	Paul Swift, Esq.

or to such other address or person as any party may designate by written notice to the other given under this Section.

8.2	Waivers and Extensions. Subject to Section 9, any party may grant waivers or extensions to the other parties, but only through a written instrument executed by the President and/or CEO of the

43

party granting the waiver or extension. Waivers or extensions that do not comply with the preceding sentence are not effective. In accordance with this Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

(a)	any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

(b)	compliance with any of the covenants of any other party; and

(c)	any other party’s performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3	Construction and Execution in Counterparts. Except as otherwise expressly provided in this Agreement, this Agreement: (i) covers the entire understanding of the Parties, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the Parties or their respective duly authorized agents; (ii) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (iii) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (iv) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document. References in this Agreement to Recitals, Sections, Subsections or Schedules are references to the Recitals, Sections, Subsections and Schedules of and to this Agreement unless expressly stated otherwise.

8.4	Survival of Representations, Warranties, and Covenants. Except as set forth below, the representations, warranties, agreements and covenants set forth in this Agreement will not survive Closing or termination of this Agreement, except that (1) Section 4.8 (Confidentiality), Sections 7.5 and 7.6 (Termination-Related Fees), Section 7.7 (Break-Up Fee), Section 7.8 (Cost Allocation Upon Termination), and Sections 8.3 through 8.8 will survive termination; and (2) the covenants and other agreements in this Agreement that impose duties or obligations on the parties following Closing, including Section 6.2 (Employee Benefit Issues) and Section 6.3 (Indemnification), will survive Closing. Except as specifically set forth in the preceding sentences, none of the representations, warranties, agreements or covenants contained in this Agreement shall survive Closing, and neither GBCI, Glacier Bank, FNBR nor the Bank shall have any rights or remedies after Closing with respect to any breach of any such representations, warranties, agreements or covenants.

8.5	Attorneys’ Fees and Costs. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Merger, the substantially prevailing party in any such litigation will be entitled to reimbursement from the other party of its costs and expenses, including reasonable attorneys’ fees.

8.6

Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The

44

arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees. Any arbitration or related proceedings will take place in Billings, Montana.

8.7	Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Montana, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in federal court in Kalispell, Montana. Each party consents to and submits to the jurisdiction of any such federal court.

8.8	Severability. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement will not be affected thereby, and each remaining term will continue to be valid and enforceable to the fullest extent permitted by law.

8.9	No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

SECTION 9.

AMENDMENTS

Subject to applicable law, this Agreement and the form of any attached Exhibit or Schedule may be amended upon authorization of the boards of directors of the parties, whether before or after the FNBR Meeting; provided, however, that after approval by FNBR’s shareholders, no amendment will be made changing the form or reducing the amount of consideration to be received by the shareholders of FNBR without the further approval of such shareholders. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver.

[signatures on next page]

45

This Plan and Agreement of Merger is dated as of the date first written above.

GLACIER BANCORP, INC.

By:	/s/ Michael J. Blodnick
Michael J. Blodnick, President and CEO

GLACIER BANK

By:	/s/ Michael J. Blodnick
Michael J. Blodnick, President and CEO

FNBR HOLDING CORPORATION

By:	/s/ Peter Waller
Peter Waller, President and CEO

FIRST NATIONAL BANK OF THE ROCKIES

By:	/s/ Peter Waller
Peter Waller, President and CEO

[Signature Page to Plan and Agreement of Merger]

Appendix B

APPENDIX B

COLORADO DISSENTERS’ RIGHTS

§ 7-113-101. Definitions

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

§ 7-113-102. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2);

(e) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206(2);

(f) An amendment, conversion, or merger described in section 7-101-504(3); and

(g) Consummation of a plan by which a public benefit corporation terminates public benefit corporation status by merger or conversion into a corporation that has not elected public benefit corporation status as provided in section 7-101-504(4) or by amendment of its articles of incorporation.

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended,1 or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) Deleted by Laws 1996, H.B.96-1285, § 30, eff. June 1, 1996.

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 7-113-103. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

§ 7-113-201. Notice of dissenters’ rights

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(2).

§ 7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

§ 7-113-203. Dissenters’ notice

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

(e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

§ 7-113-204. Procedure to demand payment

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

§ 7-113-205. Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

§ 7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

§ 7-113-207. Failure to take action

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

§ 7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

§ 7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

§ 7-113-301. Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

§ 7-113-302. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment undersection 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Appendix C

April 24, 2014

PERSONAL AND CONFIDENTIAL

The Board of Directors

FNBR Holding Corporation

2452 Highway Six & 50

Grand Junction, CO 81505

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, of the consideration to be received by the holders of the issued and outstanding shares of common stock, no par value (the “Common Stock”) of FNBR Holding Corporation ( “FNBR”), pursuant to the draft Agreement and Plan of Merger, dated as of April 22, 2014 (the “Agreement”), by and among FNBR, First National Bank of the Rockies (the “Bank”), Glacier Bancorp, Inc. (“Buyer”), and Glacier Bank.

As more specifically set forth in the Agreement, and subject to a number of terms, conditions and procedures described in the Agreement, at the effective time FNBR will be merged with and into the Buyer (the “Merger”), the separate corporate existence of FNBR shall cease and the Buyer shall be the surviving corporation. All of the shares of FNBR’s Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held in FNBR’s treasury and shares as to which dissenters’ rights of appraisal have been elected and not withdrawn) will be exchanged for approximately 3.326 shares of Buyer common stock for each FNBR share and approximately $97.82 per share in cash (“Merger Consideration”). The Merger Consideration may be subject to adjustment at closing in accordance with the provisions of Section 1.2 and 4.12 of the Agreement if FNBR Closing Capital (as that term in defined therein) does not exceed a specified amount.

St. Charles Capital, LLC (“St. Charles”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following:

(i)	The draft Agreement, including the exhibits and schedules thereto;

(ii)	certain financial statements and other financial information of FNBR, including the Audited Financial Statements for FNBR and the Bank for the each of the years in the two year period ended December 31, 2012, Regulatory Financial Statements of the Bank for each of the years in the three year period ended December 31, 2013, and internal financial statements for FNBR and the Bank for the Quarter ended March 31, 2014 and March 31, 2013;

(iii)	certain other internal information, primarily financial in nature, including projections concerning the business and operations of FNBR and the Bank furnished to us by FNBR for purposes of our analysis;

(iv)	the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of FNBR;

(v)	certain publicly available information with respect to certain other companies that we believe to be comparable to FNBR, and the trading markets for such other companies’ securities;

(vi)	certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;

(vii)	certain publicly available information concerning Buyer;

(viii)	the economic, banking and competitive climate for banking institutions in Colorado;

(ix)	the business and prospects of FNBR through meetings and discussions with certain officers and employees of FNBR; and

(x)	other matters we believe relevant to our inquiry.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of FNBR and Buyer contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of FNBR as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of management of FNBR. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of FNBR’s assets, properties or facilities, nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions of the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be received by FNBR’s stockholders pursuant to the Agreement and does not address FNBR’s underlying business decision to effect the Merger, the process by which the transaction was conducted, or any other terms of the Merger. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of FNBR and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not be unreasonably withheld. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of FNBR’s Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of, or reference to, us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel. Our opinion does not constitute a recommendation to any stockholder of FNBR as to how such stockholder should vote at the stockholders’ meeting held in connection with the Merger. We do not express an opinion about the fairness of the amount of or nature of the compensation to any of FNBR’s officers, directors or employees, or class of persons, relative to the compensation to the shareholders of FNBR.

We were engaged by the Board to render this opinion in connection with the Board’s discharge of its fiduciary obligations. We have advised the Board that we do not believe that any person (including a stockholder of FNBR) other than the directors has the legal right to rely on this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. This opinion has been reviewed by the St. Charles Fairness Opinion Committee.

We have acted as a financial adviser to FNBR in connection with the Merger and will receive from FNBR a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction, as well as FNBR’s agreement to indemnify us under certain circumstances. St. Charles will receive compensation for rendering this opinion

St. Charles was engaged in February 2011 to review the strategic alternatives available to FNBR, including the potential sale of FNBR. As part of this engagement, St. Charles received approximately $140,000 in fees.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of FNBR’s Common Stock.

Very truly yours,

St. Charles Capital, LLC